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Exhibit 10.1

SENIOR REVOLVING CREDIT AGREEMENT

DATED AS OF
NOVEMBER 23, 2004

AMONG

PETROHAWK ENERGY CORPORATION,
AS BORROWER,

BNP PARIBAS,
AS ADMINISTRATIVE AGENT,

FLEET NATIONAL BANK,
AS SYNDICATION AGENT,

FORTIS CAPITAL CORP.,
U.S. BANK NATIONAL ASSOCIATION, AND
KEYBANK, NATIONAL ASSOCIATION
AS CO-DOCUMENTATION AGENTS,

AND

THE LENDERS PARTY HERETO

LEAD ARRANGER AND SOLE BOOKRUNNER

BNP PARIBAS

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Legal Opinion of Hinkle Elkouri Law Firm L.L.C., special counsel to the Borrower
Exhibit E-2	Form of Legal Opinion of Local Counsel
Exhibit F-1	Security Instruments
Exhibit F-2	Form of Guaranty and Collateral Agreement
Exhibit G	Form of Assignment and Assumption
Schedule 7.05	Litigation
Schedule 7.15	Subsidiaries and Partnerships; Unrestricted Subsidiaries
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing Contracts
Schedule 7.21	Swap Agreements
Schedule 9.05	Investments

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        THIS SENIOR REVOLVING CREDIT AGREEMENT dated as of November 23, 2004, is among: Petrohawk Energy Corporation, a corporation duly formed and existing under the laws of the State of Delaware (the "Borrower"); each of the Lenders from time to time party hereto; BNP Paribas (in its individual capacity, "BNP Paribas"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent"); Fleet National Bank, as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the "Syndication Agent"); and Fortis Capital Corp., U.S. Bank National Association and Key Bank, National Association as co-documentation agents for the Lenders (in such capacity, together with its successors in such capacity, the "Documentation Agents").

R E C I T A L S

        A.    The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

        B.    The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

        C.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters

        Section 1.01    Terms Defined Above.    As used in this Agreement, each term defined above has the meaning indicated above.

        Section 1.02    Certain Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affected Loans" has the meaning assigned such term in Section 5.05.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agents" means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent; and "Agent" shall mean either the Administrative Agent, the Syndication Agent or the Documentation Agent, as the context requires.

        "Aggregate Maximum Credit Amounts" at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

        "Agreement" means this Senior Revolving Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds

Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Applicable Margin" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Threshold Utilization Grid below based upon the Threshold Utilization Percentage then in effect:

	Threshold Utilization Grid
Threshold Utilization Percentage	<50%	≥50% <75%	≥75% <90%	≥90% <100%	≥100%
LIBOR Margin	1.250%	1.500%	1.750%	2.000%	2.500%
ABR Margin	0.000%	0.000%	0.250%	0.500%	1.000%
Commitment Fee Rate	0.250%	0.375%	0.375%	0.500%	0.500%

        Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the "Applicable Margin" means the rate per annum set forth on the grid when the Threshold Utilization Percentage is at its highest level.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender's Maximum Credit Amount as such percentage is set forth on Annex I.

        "Approved Counterparty" means (a) any Lender or any Affiliate of a Lender or (b) any other Person whose long term senior unsecured debt rating is A/A2 by S&P or Moody's (or their equivalent) or higher.

        "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Approved Petroleum Engineers" means Netherland, Sewell & Associates, Inc. and any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

        "Arranger" means BNP Paribas, in its capacity as the lead arranger and sole bookrunner hereunder.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

        "Availability Period" means the period from and including the Effective Date to but excluding the Termination Date.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

        "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Base" means at any time an amount equal to the amount determined in accordance with Section 2.07 and Section 6.01(r), as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.13(e).

        "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

        "Capital Leases" means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

        "Cash Equivalent" means cash held in US dollars and all Investments of the type identified in Section 9.05(c).

        "Casualty Event" means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $250,000.

        "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Permitted Holders.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender's Commitment shall at any time be the lesser of (A) the lesser of such Lender's Maximum Credit Amount and such Lender's Applicable Percentage of the then effective Borrowing Base or (B) an amount equal to such Lender's Applicable Percentage of $200,000,000.

        "Commitment Fee Rate" has the meaning set forth in the definition of "Applicable Margin".

        "Consolidated Net Income" means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the

Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; and provided further that if the Borrower or any Consolidated Restricted Subsidiary shall acquire or dispose of any Property during such period or a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, merger, disposition or redesignation, as if such acquisition, merger, disposition or redesignation had occurred on the first day of such period.

        "Consolidated Restricted Subsidiaries" means any Restricted Subsidiaries that are Consolidated Subsidiaries.

        "Consolidated Subsidiaries" means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

        "Consolidated Unrestricted Subsidiaries" means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to "control" such other Person. "Controlling" and "Controlled" have meanings correlative thereto.

        "Debt" means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers' acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or

Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Designated Preferred Stock" means the Borrower's Series B 8% Automatically Convertible Preferred Stock issued under certificate of designation dated November 23, 2004.

        "Disqualified Capital Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

        "dollars" or "$" refers to lawful money of the United States of America.

        "Domestic Subsidiary" means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

        "EBITDA" means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization and other similar noncash charges, minus all noncash income added to Consolidated Net Income.

        "Effective Date" means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

        "Engineering Reports" has the meaning assigned such term in Section 2.07(c)(i).

        "Environmental Laws" means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term "oil" shall have the meaning specified in OPA, the terms

"hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA and the term "oil and gas waste" shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code ("Section 91.1011"); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Restricted Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste," "disposal" or "oil and gas waste" which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

        "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

        "ERISA Event" means (a) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned such term in Section 10.01.

        "Excepted Liens" means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (e) shall remain "Excepted Liens" only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03 or Section 5.03(c).

        "Existing Credit Agreements" means:

          (i)    that certain Credit Agreement dated as of September 30, 1996, between Wynn-Crosby 1994, Ltd., a Texas limited partnership, and Union Bank of California, N.A. ("UBOC"), as agent, and the lenders party thereto;

          (ii)   that certain Credit Agreement dated as of January 24, 1996, between Wynn-Crosby 1995, Ltd., a Texas limited partnership, and UBOC, as agent, and the lenders party thereto;

          (iii)  that certain Credit Agreement dated as of February 28, 1997, between Wynn-Crosby 1996, Ltd., a Texas limited partnership, and UBOC, as agent, and the lenders party thereto;

          (iv)  that certain Credit Agreement dated as of August 31, 2000, among Wynn-Crosby 1997, Ltd., a Texas limited partnership, and UBOC, as agent, and the lenders party thereto;

          (v)   that certain Credit Agreement dated as of April 30, 2001, among Wynn-Crosby 1998, Ltd., a Texas limited partnership, and UBOC, as agent, and the lenders party thereto;

          (vi)  that certain Credit Agreement dated as of May 30, 2000, among Wynn-Crosby 1999, Ltd., a Texas limited partnership, and UBOC, as agent, and the lenders party thereto;

          (vii) that certain Revolving Credit Agreement dated as of March 30, 2001, among Wynn-Crosby 2000, Ltd., a Texas limited partnership, and UBOC, as agent, and the lenders party thereto;

          (viii) that certain Credit and Security Agreement dated as of February 21, 2003 between Wynn-Crosby 2002, Ltd., a Texas limited partnership, and UBOC, as agent, and the lenders party thereto;

          (ix)  that certain Credit and Security Agreement dated as of November 14, 1997 between Wynn-Crosby Energy, Inc., a Texas corporation, and UBOC, as agent, and the lenders party thereto; and

          (x)   that certain Credit and Security Agreement dated as of March 30, 1999 between the Borrower, and Bank of Oklahoma, as agent, and the lenders party thereto;

    in each case, as amended prior to the Effective Date.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

        "Financial Statements" means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

        "Gas Balancing Obligations" means those obligations set forth on Schedule 7.19.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Restricted Subsidiary, any of their Properties, any Agent, the Issuing Bank or any Lender.

        "Governmental Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

        "GP" means, collectively:

  •
  Kara Nicole Limited, a Texas limited partnership;

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  Kristen Lee Limited, a Texas limited partnership;

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  Eric Wynn Limited, a Texas limited partnership;

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  Christopher David Limited, a Texas limited partnership;

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  Paige Lee Limited, a Texas limited partnership;

  •
  Bernadien Wynn Limited, a Texas limited partnership;

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  Roger Lee Limited, a Texas limited partnership; and

  •
  George Heaps Limited, a Texas limited partnership.

        "Guarantors" means, collectively:

          (a)

  •
  Wynn-Crosby Energy, Inc., a Texas corporation;

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  P-H Energy, LLC, a Texas limited liability company;

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  Wynn-Crosby 1994, Ltd., a Texas limited partnership;

  •
  Wynn-Crosby 1995, Ltd., a Texas limited partnership;

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  Wynn-Crosby 1996, Ltd., a Texas limited partnership;

  •
  Wynn-Crosby 1997, Ltd., a Texas limited partnership;

  •
  Wynn-Crosby 1998, Ltd., a Texas limited partnership;

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  Wynn-Crosby 1999, Ltd., a Texas limited partnership;

  •
  Wynn-Crosby 2000, Ltd., a Texas limited partnership;

  •
  Wynn-Crosby 2002, Ltd., a Texas limited partnership;

  •
  Beta Operating Company, L.L.C., an Oklahoma limited liability company;

  •
  TCM, L.L.C., an Oklahoma limited liability company; and

  •
  Red River Field Services, L.L.C., an Oklahoma limited liability company.

          (b)   each other Material Domestic Subsidiary or other Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).

        "Guaranty Agreement" means an agreement executed by the Guarantors in substantially the form of Exhibit F-2 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

        "Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

        "Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

        "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

        "Indebtedness" means any and all amounts owing or to be owing by the Borrower, any Restricted Subsidiary or any Guarantor: (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, (b) to any Lender or any Affiliate of a Lender under any Swap Agreement between the Borrower or any Restricted Subsidiary and such Lender or Affiliate of a Lender while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder and (c) all renewals, extensions and/or rearrangements of any of the above.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Information Memorandum" means the Confidential Information Memorandum dated November 2004 relating to the Borrower and the Transactions.

        "Initial Reserve Report" means the reports of Netherland, Sewell & Associates, Inc. dated as of July 1, 2004, with respect to certain Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and of the Targets.

        "Intercreditor Agreement" means in respect of the Second Lien Term Loan Agreement, the terms of subordination as attached as Annex II and in respect to the Senior Subordinated Convertible Note, the Subordination Agreement.

        "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

        "Interest Expense" means, for any period, the sum (determined without duplication) of the aggregate of (i) all cash dividends paid on the Borrower's preferred Equity Interests and (ii) gross interest expense of the Borrower and the Consolidated Restricted Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

        "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Interim Redetermination" has the meaning assigned such term in Section 2.07(b).

        "Interim Redetermination Date" means the date on which a Borrowing Base and Threshold Amount that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

        "Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

        "Issuing Bank" means BNP Paribas, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "Knowledge" means, with respect to an individual, his or her actual knowledge and with respect to any corporation, limited liability company, partnership or other business entity, the actual knowledge of any officer, general partner or individual being a member of the executive management of such entity.

        "LC Commitment" at any time means Twenty-Five Million Dollars ($25,000,000).

        "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

        "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

        "Lenders" means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

        "Letter of Credit Agreements" means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term "Lien" shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

        "Loan Documents" means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Intercreditor Agreement and the Subordination Agreement.

        "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

        "Majority Lenders" means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

        "Material Domestic Subsidiary" means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Restricted Subsidiaries, owns Property having a fair market value of $250,000 or more.

        "Material Indebtedness" means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

        "Maturity Date" means November 23, 2008.

        "Maximum Credit Amount" means, as to each Lender, the amount set forth opposite such Lender's name on Annex I under the caption "Maximum Credit Amounts", as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

        "Mergers" means the merger of a Wholly-Owned Subsidiary of the Borrower into WCE pursuant to the WCE Merger Agreement and the merger of eight (8) limited partnership subsidiaries of the Borrower into the Guarantors (other than P-H Energy, LLC) pursuant to the Partnerships Merger Agreement.

        "Merger Documents" means the Partnerships Merger Agreement and the WCE Merger Agreement, both of which are dated as of October 13, 2004, and all other agreements, instruments and documents executed in connection with the Mergers.

        "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

        "Mortgaged Property" means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

        "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

        "New Borrowing Base Notice" has the meaning assigned such term in Section 2.07(d).

        "Non-Recourse Debt" means any Debt of any Unrestricted Subsidiary, in each case in respect of which: (a) the holder or holders thereof (i) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than Borrower and/or any Restricted Subsidiary) and (ii) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any Restricted Subsidiary or to any of the Property of Borrower or any Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise; and (b) the terms and conditions relating to the non-recourse nature of such Debt are in form and substance reasonably acceptable to the Administrative Agent.

        "Notes" means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

        "Oil and Gas Properties" means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

        "Participant" has the meaning set forth in Section 12.04(c)(i).

        "Partnerships Merger Agreement" means the Agreement and Plan of Merger dated October 13, 2004 between the Borrower, the Targets and others.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Holders" means PHAWK LLC, a Delaware limited liability company, EnCap Investments, L.P., Liberty Energy Holdings, each of their respective Affiliates, and Floyd C. Wilson.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

        "Proposed Borrowing Base" has the meaning assigned to such term in Section 2.07(c)(i).

        "Proposed Borrowing Base Notice" has the meaning assigned to such term in Section 2.07(c)(ii).

        "Proposed Threshold Amount" has the meaning assigned to such term in Section 2.07(c)(i).

        "Redemption" means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. "Redeem" has the correlative meaning thereto.

        "Redetermination Date" means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base and Threshold Amount related thereto becomes effective pursuant to Section 2.07(d).

        "Register" has the meaning assigned such term in Section 12.04(b)(iv).

        "Regulation D" means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person's Affiliates.

        "Remedial Work" has the meaning assigned such term in Section 8.10(a).

        "Required Lenders" means, at any time while no Loans or LC Exposure is outstanding, Lenders having in excess of eighty-seven and one half percent (87 1/2%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding in excess of eighty-seven and one half percent (87 1/2%) of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

        "Reserve Report" means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

        "Responsible Officer" means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

        "Restricted Subsidiary" means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

        "Restructured Subordinated Note" means any unsecured note issued by the Borrower in exchange for the Senior Subordinated Convertible Note in an amount not to exceed $35,000,000, the cash-pay coupon of which does not exceed 8% per annum, the maturity of which is at least February 24, 2010, which is not guaranteed by any Subsidiary of the Borrower and which is subordinated on terms substantially identical to the Senior Subordinated Convertible Note, as amended pursuant to Section 9.04(b).

        "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans and its LC Exposure at such time.

        "Scheduled Redetermination" has the meaning assigned such term in Section 2.07(b).

        "Scheduled Redetermination Date" means the date on which a Borrowing Base and Threshold Amount that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

        "SEC" means the Securities and Exchange Commission or any successor Governmental Authority.

        "Second Lien Term Loan Agreement" means that certain Second Lien Term Loan Credit Agreement dated as of the Effective Date among the Borrower, BNP Paribas, as the Second Lien Administrative Agent, and the lenders party thereto pursuant to which the lenders party thereto made a term loan in an original principal amount of $50,000,000, as hereafter amended or supplemented pursuant to Section 9.04(b).

        "Second Lien Term Loan Documents" means the Second Lien Term Loan Agreement, any "Loan Documents" (as defined therein), in each case, as hereafter amended or supplemented pursuant to Section 9.04(b).

        "Security Instruments" means the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F-1, and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

        "Senior Subordinated Convertible Note" means that certain $35,000,000 8% Convertible Promissory Note dated as of May 25, 2004, due 2009, made by the Borrower, as issuer, in favor of PHAWK, LLC, as payee, as hereafter amended or supplemented pursuant to Section 9.04(b).

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subordinated Debt" means the Second Lien Term Loan Documents and the Senior Subordinated Convertible Note.

        "Subordination Agreement" means that certain Subordination Agreement dated as of the Effective Date among the Borrower, BNP Paribas, as the Administrative Agent and PHAWK, LLC.

        "Subsidiary" means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction, collar or option or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

        "Synthetic Leases" means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

        "Target" means, collectively, the GP's and the Guarantors (other than P-H Energy, LLC).

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Termination Date" means the earlier of the Maturity Date and the date of termination of the Commitments.

        "Threshold Amount" means, in conjunction with each redetermination of the Borrowing Base, an amount, the initial amount having been determined prior to closing, equal to the amount determined in accordance with Section 2.07 and Section 6.01(r), as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.13(e).

        "Threshold Utilization Percentage" means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Threshold Amount in effect on such day.

        "Total Debt" means, at any date, all Debt of the Borrower and the Consolidated Restricted Subsidiaries on a consolidated basis net of Cash Equivalents and excluding the Senior Subordinated Convertible Note (but not excluding the Restructured Subordinate Note or any other Debt that refinances or replaces the Senior Subordinated Convertible Note).

        "Transactions" means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document and each Merger Document to which it is a party, the Mergers, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document and Merger Document to which it is a party, the Mergers, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor's grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

        "Unrestricted Subsidiary" means any Subsidiary of the Borrower designated as such on Schedule 7.15 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.06.

        "WCE" means Wynn-Crosby Energy, Inc., a Texas corporation.

        "WCE Merger Agreement" means that certain Agreement and Plan of Merger between the Borrower and WCE.

        "Wholly-Owned Subsidiary" means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors' qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

        "Wildcard Management Agreements" means those management agreements between WCE and Wildcard Oil & Gas Company, Inc., Wildcard Family partnership and Wynn-Crosby Royalty Company, as referenced in the Merger Documents.

        Section 1.03    Types of Loans and Borrowings.    For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a "Eurodollar Loan" or a "Eurodollar Borrowing").

        Section 1.04    Terms Generally; Rules of Construction.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained herein), (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word "from" means "from and including" and the word "to" means "to and including" and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

        Section 1.05    Accounting Terms and Determinations; GAAP.    Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower's independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II
The Credits

        Section 2.01    Commitments.    Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

        Section 2.02    Loans and Borrowings.

          (a)    Borrowings; Several Obligations.    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b)    Types of Loans.    Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each

  Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c)    Minimum Amounts; Limitation on Number of Borrowings.    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 8 Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          (d)    Notes.    The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender's Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

        Section 2.03    Requests for Borrowings.    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic (or electronic communication) Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic, electronic communication, and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i)    the aggregate amount of the requested Borrowing;

          (ii)   the date of such Borrowing, which shall be a Business Day;

          (iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

          (v)   the amount of the then effective Borrowing Base and Threshold Amount, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

          (vi)  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        Section 2.04    Interest Elections.

          (a)    Conversion and Continuance.    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b)    Interest Election Requests.    To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone, fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic communication) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

          (c)    Information in Interest Election Requests.    Each telephonic, electronic communication and written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

            (ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

            (iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

  If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d)    Notice to Lenders by the Administrative Agent.    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        Section 2.05    Funding of Borrowings.

          (a)    Funding by Lenders.    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York, New York and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.

          (b)    Presumption of Funding by the Lenders.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts.

          (a)    Scheduled Termination of Commitments.    Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

          (b)    Optional Termination and Reduction of Aggregate Credit Amounts.

            (i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.

            (ii)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender's Applicable Percentage.

        Section 2.07    Borrowing Base and Threshold Amount.

          (a)    Initial Borrowing Base.    For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $200,000,000 and the Threshold Amount shall be $180,000,000. Notwithstanding the foregoing, the Borrowing Base and Threshold Amount may be subject to further adjustments from time to time pursuant to Section 8.13(c) or Section 9.13.

          (b)    Scheduled and Interim Redeterminations.    The Borrowing Base and the Threshold Amount shall be redetermined semi-annually in accordance with this Section 2.07 (a "Scheduled Redetermination"), and, subject to Section 2.07(d), such redetermined Borrowing Base and Threshold Amount shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on April 1st and October 1st of each year, commencing April 1, 2005. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, one time during any 12-month period, each elect to cause the Borrowing Base and the Threshold Amount to be redetermined between Scheduled Redeterminations (an "Interim Redetermination") in accordance with this Section 2.07.

          (c)    Scheduled and Interim Redetermination Procedure.

            (i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the "Engineering Reports"), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the "Proposed Borrowing Base") and a new Threshold Amount (the "Proposed Threshold Amount") based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base or the Proposed Threshold Amount exceed the Aggregate Maximum Credit Amounts.

            (ii)   The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base and the Proposed Threshold Amount (the "Proposed Borrowing Base Notice"):

              (A)  in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base and the Proposed Threshold Amount in accordance with Section 2.07(c)(i); and

              (B)  in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

            (iii)  Any Proposed Borrowing Base that would increase the Borrowing Base then in effect and any Proposed Threshold Amount that would increase the Threshold Amount then in effect must be approved or deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect and any Proposed Threshold Amount that would decrease or maintain the Threshold Amount then in effect must be approved or be deemed to have been approved by the Majority Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base and Proposed Threshold Amount or disagree with the Proposed Borrowing Base and Proposed Threshold Amount by proposing an alternate Borrowing Base and Threshold Amount. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base and the Proposed Threshold Amount. If, at the end of such 15-day period, the Required Lenders, in the case of a Proposed Borrowing Base and a Proposed Threshold Amount that would increase the Borrowing Base and the Threshold Amount then in effect, or the Majority Lenders, in the case of a Proposed Borrowing Base and a Proposed Threshold Amount that would decrease or maintain the Borrowing Base and the Threshold Amount then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base and the Proposed Threshold Amount shall become the new Threshold Amount, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, the Required or Majority Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base and Threshold Amount then acceptable to the Majority Lenders for purposes of this Section 2.07 and, so long as such amount does not increase the Borrowing Base and Threshold Amount then in effect, such amount shall become the new Borrowing Base and the new Threshold Amount, effective on the date specified in Section 2.07(d).

          (d)    Effectiveness of a Redetermined Borrowing Base and Threshold Amount.    After a redetermined Borrowing Base and Threshold Amount is approved or is deemed to have been approved by the Required Lenders or the Majority Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base and the redetermined Threshold Amount (the "New Borrowing Base Notice"), and such amount shall become the new Borrowing Base and the new Threshold Amount, effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders:

            (i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

            (ii)   in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base and the Threshold Amount until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base and the Threshold Amount under Section 8.13(c) or Section 9.13, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice and the New Threshold Amount Notice related thereto is received by the Borrower.

        Section 2.08    Letters of Credit.

          (a)    General.    Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

            (i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

            (ii)   specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

            (iii)  specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

            (iv)  specifying the amount of such Letter of Credit;

            (v)   specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

            (vi)  specifying the amount of the then effective Borrowing Base and Threshold Amount, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

  Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.

          (c)    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

          (d)    Participations.    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the

  Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e)    Reimbursement.    If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is equal to or greater than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such LC Disbursement be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f)    Obligations Absolute.    The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply substantially with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g)    Disbursement Procedures.    The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

          (h)    Interim Interest.    If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i)    Replacement of the Issuing Bank.    The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j)    Cash Collateralization.    If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower's obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower's and the Guarantor's obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest, if any, on such deposit shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

        Section 3.01    Repayment of Loans.    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

        Section 3.02    Interest.

          (a)    ABR Loans.    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

          (b)    Eurodollar Loans.    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

          (c)    Post-Default Rate.    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

          (d)    Interest Payment Dates.    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e)    Interest Rate Computations.    All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

        Section 3.03    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

          (b)   the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

        Section 3.04    Prepayments.

          (a)    Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

          (b)    Notice and Terms of Optional Prepayment.    The Borrower shall notify the Administrative Agent by telephone and/or fax (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

          (c)    Mandatory Prepayments.

            (i)    If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

            (ii)   Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or Section 8.13(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within forty-five (45) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

            (iii)  Upon any adjustments to the Borrowing Base pursuant to Section 9.13, if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives cash proceeds as a result of such disposition; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

            (iv)  Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

            (v)   Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

          (d)    No Premium or Penalty.    Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

        Section 3.05    Fees.

          (a)    Commitment Fees.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b)    Letter of Credit Fees.    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $125 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c)    Administrative Agent Fees.    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

        Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a)    Payments by the Borrower.    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon, but shall be considered received on the date paid for purposes of Section 10.01. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b)    Application of Insufficient Payments.    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c)    Sharing of Payments by Lenders.    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        Section 4.02    Presumption of Payment by the Borrower.    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        Section 4.03    Certain Deductions by the Administrative Agent.    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        Section 4.04    Disposition of Proceeds.    The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower's or each Guarantor's interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality

        Section 5.01    Increased Costs.

          (a)    Eurodollar Changes in Law.    If any Change in Law shall:

            (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

            (ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b)    Capital Requirements.    If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

          (c)    Certificates.    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d)    Effect of Failure or Delay in Requesting Compensation.    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        Section 5.02    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        Section 5.03    Taxes.

          (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)    Payment of Other Taxes by the Borrower.    The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

          (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)    Foreign Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

        Section 5.04    Mitigation Obligations; Replacement of Lenders.

          (a)    Designation of Different Lending Office.    If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b)    Replacement of Lenders.    If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        Section 5.05    Illegality.    Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the "Affected Loans") until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
Conditions Precedent

        Section 6.01    Effective Date.    The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

          (a)   The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (b)   The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or other organizational documents) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

          (c)   The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

          (d)   The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

          (e)   The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

          (f)    The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

          (g)   The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit F-1. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

            (i)    be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report;

            (ii)   have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors and not less than 65% of all of the issued and outstanding capital stock of each Foreign Subsidiary with total assets in excess of $250,000 that is not a Guarantor, which is directly owned by either the Borrower or a Domestic Subsidiary; and

            (iii)  be reasonably satisfied that it has a Lien on all Property constituting security for the Second Lien Term Loan Agreement.

          (h)   The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) the Borrower shall be selling shares of the Borrower's preferred stock which shall result in net cash proceeds of not less than $150,000,000, (ii) the Borrower shall be contemporaneously closing the Second Lien Term Loan Agreement which shall result in net cash proceeds up to $50,000,000 and (iii) attached to such certificate is a true and complete copy of the Senior Subordinated Convertible Note. The structure, terms, conditions and documentation, including execution and delivery of appropriate inter-creditor and/or subordination documentation for each of the foregoing shall be reasonably satisfactory to the Administrative Agent.

          (i)    The Administrative Agent shall have received an opinion of (i) Hinkle Elkouri Law Firm L.L.C., special counsel to the Borrower, substantially in the form of Exhibit E-1 hereto, and (ii) local counsel in each of the following states: Texas, Oklahoma, New Mexico and Louisiana and any other jurisdictions requested by the Administrative Agent, substantially in the form of Exhibit E-2.

          (j)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.13.

          (k)   The Administrative Agent shall be reasonably satisfied with the status of title to the Oil and Gas Properties evaluated in the Initial Reserve Report.

          (l)    The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.

          (m)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

          (n)   The Administrative Agent shall have received evidence satisfactory to it that the Borrower is repaying in full and terminating the Existing Credit Agreements, and all credit facilities and funded Debt of the Targets are being repaid and terminated, contemporaneously with the funding of the initial Loans under this Agreement, and the Administrative Agent shall have received a certificate dated as of the Effective Date, signed by a Responsible Officer, to that effect. The Administrative Agent shall have received evidence satisfactory to it that all Liens associated with the Existing Credit Agreements and all credit facilities and funded Debt of the Targets have been released or terminated contemporaneously with the making of such payments and that arrangements satisfactory to the Administrative Agent has been made for recording and filing of such releases.

          (o)   The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

          (p)   The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Restricted Subsidiaries for each of the following jurisdictions: Texas, Oklahoma, Louisiana and New Mexico and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

          (q)   The Administrative Agent shall have received evidence that the Borrower or one of its Restricted Subsidiaries has purchased one or more commodity price floors, collars or price swaps with one or more Approved Counterparties which have (i) fixed price payor or floor prices acceptable to the Administrative Agent and consistent with the assumed prices utilized in establishing the Borrowing Base under Section 2.07(a) as of the Effective Date, and (ii) aggregate notional volumes of not less than approximately 80% during the calendar year 2005 and 2006 and approximately 50% during calendar year 2007 and 2008 of the reasonably estimated projected crude oil production and of the reasonably estimated projected natural gas production (for informational purposes, as of November 19, 2004, the aggregate notional volumes of Borrower's commodity price floors, collars or price swaps are approximately 79% during calendar year 2005, approximately 77% during calendar year 2006, approximately 52% during calendar year 2007 and approximately 50% during calendar year 2008 of the reasonably estimated projected crude oil production, and approximately 78% during calendar year 2005, approximately 72% during calendar year 2006, approximately 53% during calendar year 2007 and approximately 55% during calendar year 2008 of the reasonably estimated projected natural gas production), in each case, from its proved developed, producing Oil and Gas Properties as determined by reference to the Initial Reserve Reports for each year during the period commencing with the Effective Date and ending on December 31, 2006.

          (r)   The Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Borrower certifying: (A) that the Borrower is concurrently consummating the Mergers in accordance with the terms of the Merger Documents (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto, including termination of the Wildcard Management Agreements); and (B) as to the final purchase price after giving effect to all adjustments as of the closing date contemplated by the Merger Documents and specifying, by category, the amount of such adjustment as (1) title defect, (2) casualty loss, (3) environmental defect, (4) gas imbalance, (5) cash distributions made to equity owners subsequent to June 30, 2004, (6) state income tax liability for the accounting period of January 1, 2004 through June 30, 2004, (7) current liabilities as of June 30, 2004, (8) long-term outstanding debt as of June 30, 2004, (9) negative or positive amount (if any) of the marked-to-market value of commodity derivatives as of June 30, 2004, determined in accordance with GAAP, (10) cost of preparing such Target's tax returns and (11) an amount equal to any damages incurred pursuant to Section I.F.(xi) of the Merger Documents; (ii) a true and complete executed copy of each of the Merger Documents and (iii) such other related documents and information as the Administrative Agent shall have reasonably requested.

  The Administrative Agent shall be reasonably satisfied with the terms, conditions and documentation of the Mergers and the Merger Documents. The Borrower recognizes and agrees that (a) it shall have delivered to the Administrative Agent notice of any price adjustments to the purchase price of the Mergers for the items listed in B (1), (2), (3) and (4) above not less than three (3) days prior to the Effective Date and (b) if the purchase price adjustment is greater than $2,500,000, then the Administrative Agent shall suggest to the Majority Lenders a reduced Borrowing Base and Threshold Amount and the Majority Lenders shall reach a consensus as to an adjusted Borrowing Base and Threshold Amount. Promptly upon the decision by the Majority Lenders of such new values, the Administrative Agent shall notify the Borrower and each Lender of such allocation.

          (s)   The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that: (i) Targets and the Borrower are concurrently consummating the Mergers in accordance with the terms of the Merger Documents (with all of the material conditions thereto having been satisfied in all material respects by the parties thereto), and (ii) attached thereto is a true and complete copy of each Certificate of Merger to be filed with the Texas Secretary of State.

          (t)    The Administrative Agent shall have received a copy, certified by a Responsible Officer as true and complete, of the Merger Documents (together with all amendments, if any), the Senior Subordinated Convertible Note and the Second Lien Term Loan Documents, the terms and conditions of which shall be reasonably acceptable to the Administrative Agent.

          (u)   The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

        The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York City time, on December 15, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        Section 6.02    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

          (b)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

          (c)   The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

          (d)   The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

          (e)   The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

        Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII
Representations and Warranties

        The Borrower represents and warrants to the Lenders that:

        Section 7.01    Organization; Powers.    Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

        Section 7.02    Authority; Enforceability.    The Transactions are within the Borrower's and each Guarantor's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document and Merger Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        Section 7.03    Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

        Section 7.04    Financial Condition; No Material Adverse Change

          (a)   The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows (x) as of and for the fiscal year ended December 31, 2003, reported on by Ernst & Young LLP, independent public accountants and (y) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2004, reviewed by KPMG LLP, (ii) the consolidated balance sheet and statements of income, stockholders equity and cash flows of each Target (x) as of and for the 2001, 2002 and 2003 fiscal years, reported on by KPMG LLP, independent public accountants and (y) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2004, certified by its chief financial officer and (iii) the consolidated balance sheet and statements of income, stockholders equity and cash flows of each GP as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements. The Borrower has heretofore furnished to the Lenders the unaudited, pro forma consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the six-month period ended June 30, 2004 adjusted to give effect to the Mergers, this Agreement, and the other transactions contemplated by Section 6.01(h), certified by its chief financial officer as presenting fairly, in all material respects, the consolidated pro forma financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

          (b)   Since December 31, 2003, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

          (c)   Neither the Borrower nor any Restricted Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments (other than the Gas Balancing Obligations and the Swap Agreements listed on Schedule 7.21) which are not referred to or reflected or provided for in the Financial Statements.

        Section 7.05    Litigation.

          (a)   Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Borrower, threatened against or affecting the Borrower, any Restricted Subsidiary, any Target, or involving the Mergers (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any Loan Document, any Merger Document or the Transactions or (iii) that could impair the consummation of the Mergers on the time and in the manner contemplated by the Merger Documents.

          (b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

        Section 7.06    Environmental Matters.    Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

          (a)   neither any Property of the Borrower or any Restricted Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

          (b)   no Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the Knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

          (c)   all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

          (d)   all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the Knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

          (e)   the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Restricted Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

          (f)    to the extent applicable, all Property of the Borrower and each Restricted Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

          (g)   neither the Borrower nor any Restricted Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

        Section 7.07    Compliance with the Laws and Agreements; No Defaults.

          (a)   Each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b)   Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

          (c)   No Default has occurred and is continuing.

        Section 7.08    Investment Company Act.    Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

        Section 7.09    Public Utility Holding Company Act.    Neither the Borrower nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

        Section 7.10    Taxes.    Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the Knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

        Section 7.11    ERISA.

          (a)   The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

          (b)   Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

          (c)   No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

          (d)   No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

          (e)   Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

          (f)    The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

          (g)   Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

          (h)   Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

          (i)    Neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

        Section 7.12    Disclosure; No Material Misstatements.    The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Restricted Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. No statements or conclusions exist in any Reserve Report which are based upon or include misleading information or which fail to take into account material information regarding the matters reported therein to the extent such misstatement, misleading information or failure could reasonably be expected to have a Material Adverse Effect.

        Section 7.13    Insurance.    The Borrower has, and has caused all its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

        Section 7.14    Restriction on Liens.    Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

        Section 7.15    Subsidiaries.    Except as set forth on Schedule 7.15 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.15, the Borrower has no Subsidiaries and the Borrower has no Foreign

Subsidiaries. Schedule 7.15 identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary.

        Section 7.16    Location of Business and Offices.    The Borrower's jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Petrohawk Energy Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 3828463 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower's principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Each Restricted Subsidiary's jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

        Section 7.17    Properties; Titles, Etc.

          (a)   Each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower's or such Restricted Subsidiary's net revenue interest in such Property.

          (b)   All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

          (c)   The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

          (d)   All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

          (e)   The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

        Section 7.18    Maintenance of Properties.    Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower's or its Restricted Subsidiaries' past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).

        Section 7.19    Gas Imbalances, Prepayments.    As of the date hereof, except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 0.8 bcf of gas (on an mcf equivalent basis) in the aggregate.

        Section 7.20    Marketing of Production.    Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property's delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower's or its Restricted Subsidiaries' Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

        Section 7.21    Swap Agreements.    Schedule 7.21, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

        Section 7.22    Use of Loans and Letters of Credit.    The proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes, including the issuance of letters of credit. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

        Section 7.23    Solvency.    After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

        Section 7.24    Specified Senior Indebtedness.    The Indebtedness of the Borrower constitutes "Senior Indebtedness" and "Specified Senior Indebtedness," and the Indebtedness of each Guarantor under the Loan Documents to which it is a party constitutes "Guarantor Senior Indebtedness" and "Specified Guarantor Senior Indebtedness," in each case, under and as defined in the Second Lien Term Loan Documents and the Senior Subordinated Convertible Note.

        Section 7.25    Mergers.    The copies of the Merger Documents previously delivered by the Borrower to the Administrative Agent are true, accurate and complete and have not been amended or modified in any manner, other than pursuant to amendments or modifications previously delivered to the Administrative Agent. Neither the Borrower nor any Person constituting a Subsidiary prior to the effectiveness of the Mergers is in default in respect of any material term or obligation set forth in the Merger Documents. To the Knowledge of the Borrower, none of the Targets or any of each Target's respective shareholders, members, partners or other holders of Equity Interests is in default in respect of any material term or obligation set forth in the Merger Documents.

ARTICLE VIII
Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        Section 8.01    Financial Statements; Ratings Change; Other Information.    The Borrower will furnish to the Administrative Agent and each Lender:

          (a)    Annual Financial Statements.    As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

          (b)    Quarterly Financial Statements.    As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

          (c)    Certificate of Financial Officer—Compliance.    Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(b) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

          (d)    Certificate of Financial Officer—Consolidating Information.    If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

          (e)    Certificate of Financial Officer—Swap Agreements.    Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.21, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

          (f)    Certificate of Insurer—Insurance Coverage.    Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

          (g)    Other Accounting Reports.    Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such letter or report.

          (h)    SEC and Other Filings; Reports to Shareholders.    Promptly after the same become publicly available, and upon the request of the Lenders, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange and distributed by the Borrower to its shareholders.

          (i)    Notices Under Material Instruments.    Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

          (j)    Lists of Purchasers.    Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of Persons who purchase (or did purchase in the last six months) at least 70% Hydrocarbons from the Borrower or any Restricted Subsidiary.

          (k)    Notice of Sales of Oil and Gas Properties.    In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of at least $250,000 worth of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.13, prior written notice of such disposition, the price thereof and the anticipated date of closing.

          (l)    Notice of Casualty Events.    Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

          (m)    Information Regarding Borrower and Guarantors.    Prompt written notice (and in any event within thirty (10) days prior thereto) of any change (i) in the Borrower or any Guarantor's corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor's chief executive office or principal place of business, (iii) in the Borrower or any Guarantor's identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor's jurisdiction of organization or such Person's organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor's federal taxpayer identification number.

          (n)    Production Report and Lease Operating Statements.    With the delivery of quarterly financial statements under Section 8.01(b) and in any event, no later than 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date on a production date basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

          (o)    Notices of Certain Changes.    Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Restricted Subsidiary.

          (p)    Ratings Change.    Promptly after Moody's or S&P shall have announced a change in the rating, established or deemed to have been established for the Borrower or any Material Indebtedness, written notice of such rating change.

          (q)    Notices Relating to Mergers.    In the event that the purchase price of the Mergers is adjusted, the Borrower shall promptly give the Administrative Agent notice in reasonable detail of such circumstances as set forth in Section 6.01(r).

          (r)    Other Requested Information.    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

          (s)    Delivery of Information Electronically.    Notices to the Administrative Agent and the Lenders under this Section 8.01 may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, including broadcast email to the Lenders that the available information has been made available to the Lenders on either the Borrower's "Intralinks" page or the Borrower's website at www.Petrohawk.com.

        Section 8.02    Notices of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default;

          (b)   the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000 not fully covered by insurance, subject to normal deductibles;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000; and

          (d)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        Section 8.03    Existence; Conduct of Business.    The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.12.

        Section 8.04    Payment of Obligations.    The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary.

        Section 8.05    Performance of Obligations under Loan Documents.    The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

        Section 8.06    Operation and Maintenance of Properties.    The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

          (a)   operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

          (b)   keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties, including, without limitation, all equipment, machinery and facilities except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (c)   promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

          (d)   promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

          (e)   operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

          (f)    to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

        Section 8.07    Insurance.    The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as "additional insureds" and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

        Section 8.08    Books and Records; Inspection Rights.    The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

        Section 8.09    Compliance with Laws.    The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        Section 8.10    Environmental Matters.

          (a)   The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary's Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower's or its Subsidiaries' Properties or any other Property to the extent caused by the Borrower's or any of its Subsidiaries' operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower's or its Subsidiaries' Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the "Remedial Work") in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower's or its Subsidiaries' Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower's and its Subsidiaries' obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

          (b)   The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has Knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

          (c)   The Borrower will, and will cause each Subsidiary to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

        Section 8.11    Further Assurances.

          (a)   The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

          (b)   The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

        Section 8.12    Reserve Reports.

          (a)   On or before March 1st and September 1st of each year, commencing January 1, 2005, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

          (b)   In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an "as of" date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

          (c)   With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct and no statements or conclusions exist in such Reserve Report which are based upon or include misleading information or which fail to take into account material information regarding the matters reported therein to the extent such misstatement, misleading information or failure could reasonably be expected to have a Material

  Adverse Effect, (ii) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent in compliance with Section 8.14(a).

        Section 8.13    Title Information.

          (a)   On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall be reasonably satisfied with the status of title to the Oil and Gas Properties evaluated by such Reserve Report.

          (b)   If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 90 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall be reasonably satisfied with the status of title to the Oil and Gas Properties evaluated by such Reserve Report.

          (c)   If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information to the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 90-day period has elapsed, the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base and Threshold Amount shall be reduced by an amount as determined by the Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information to the Oil and Gas Properties. This new Borrowing Base and Threshold Amount shall become effective immediately after receipt of such notice.

        Section 8.14    Additional Collateral; Additional Guarantors.

          (a)   In connection with each redetermination of the Borrowing Base and Threshold Amount, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b). The Borrower agrees that it will not, and will not permit any Restricted Subsidiary to, grant a Lien on any Property to secure the Second Lien Term Loan Agreement without (i) giving prior written notice to the Administrative Agent and (ii) granting to the Administrative Agent to secure the Indebtedness a first-priority Lien on this same Property.

          (b)   In the event that (i) the Borrower determines that any Restricted Subsidiary is a Material Domestic Subsidiary or (ii) any Domestic Subsidiary incurs or guarantees any Debt, the Borrower shall promptly cause such Restricted Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Restricted Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

          (c)   In the event that the Borrower or any Domestic Subsidiary becomes the owner of a Foreign Subsidiary which has total assets in excess of $500,000, then the Borrower shall promptly, or shall cause such Domestic Subsidiary to promptly, guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement, (ii) pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

        Section 8.15    ERISA Compliance.    The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

        Section 8.16    Swap Agreements.    The Borrower shall or shall cause one or more of its Restricted Subsidiaries (which is a Guarantor) to maintain the hedged position established by the Swap Agreements required under Section 6.01(q) during the period specified therein and shall neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements required hereby.

        Section 8.17    Unrestricted Subsidiaries.    The Borrower:

          (a)   will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries.

          (b)   will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries.

          (c)   will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.

        Section 8.18    Marketing Activities.    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and

(iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no "position" is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE IX
Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        Section 9.01    Financial Covenants.

          (a)    Interest Coverage Ratio.    The Borrower will not, as of the last day of any fiscal quarter, permit its ratio of EBITDA for the period of four fiscal quarters then ending to Interest Expense for such period to be less than 2.5 to 1.0.

          (b)    Ratio of Total Debt to EBITDA.    The Borrower will not, at any time, permit its ratio of Total Debt as of such time to EBITDA for the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1.0.

          (c)    Current Ratio.    The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets including the unused amount of the total Commitments, to (ii) consolidated current liabilities to be less than 1.0 to 1.0.

        Section 9.02    Debt.    The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

          (a)   the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

          (b)   Debt of the Borrower and its Restricted Subsidiaries existing on the date hereof that is reflected in the Financial Statements.

          (c)   accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

          (d)   Debt under Capital Leases not to exceed $1,000,000.

          (e)   Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

          (f)    intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

          (g)   endorsements of negotiable instruments for collection in the ordinary course of business.

          (h)   Debt (i) under the Senior Subordinated Convertible Note or the Restructured Subordinated Note and (ii) under the Second Lien Term Loan Agreement and any guarantees thereof, the principal amount of which Debt under clauses (i) and (ii) of this Section 9.02(h) does not exceed $85,000,000 in the aggregate.

          (i)    other Debt not to exceed $1,000,000 in the aggregate at any one time outstanding.

        Section 9.03    Liens.    The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

          (a)   Liens securing the payment of any Indebtedness.

          (b)   Excepted Liens.

          (c)   Liens securing Capital Leases permitted by Section 9.02(d) but only on the Property under lease.

          (d)   Liens on Letters of Credit issued hereunder pledged to secure obligations under any Swap Agreement permitted by Section 9.19.

          (e)   Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed $1,000,000 at any time.

          (f)    Liens on Property securing the Second Lien Term Loan Agreement permitted by Section 9.02(h)(ii) provided; however, that (i) such Liens securing the Second Lien Term Loan Agreement and any guarantees thereof are subordinated on terms satisfactory to the Administrative Agent, (ii) each and every Lien securing the Second Lien Term Loan Agreement shall be subordinate to the Liens securing the Indebtedness, this Agreement and the other Loan Documents and (iii) no Lien shall be granted on any Property to secure the Second Lien Term Loan Agreement unless the Lien is also being granted to secure the Indebtedness, this Agreement and the other Loan Documents.

        Section 9.04    Dividends, Distributions and Redemptions; Repayment of Senior Subordinated Convertible Note and Second Lien Term Loan Agreement.

          (a)    Restricted Payments.    The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) the Borrower may redeem fractional shares of its common stock for cash in connection with the conversion of the Senior Subordinated Note, provided that the aggregate amount so redeemed does not exceed $50,000, (v) the Borrower may declare and pay scheduled cash dividends from and after April 1, 2005 with respect to its Designated Preferred Stock at a coupon not to exceed 8% per annum, provided that at the time such dividend is declared and paid (1) no Borrowing Base deficiency exists and (2) no Event of Default exists or would result from the payment of such dividend and (vi) the Borrower may terminate its directors' or employees' option agreements or restricted stock agreements under any of Borrower's incentive stock plans provided; however, that the aggregate amounts paid in respect thereof do not exceed $500,000.

          (b)    Redemption of Senior Subordinated Convertible Note and Second Lien Term Loan Agreement; Amendment of Senior Subordinated Convertible Note and Second Lien Term Loan Documents.    The Borrower will not, and will not permit any Restricted Subsidiary to: (i) prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Subordinated Convertible Note or the Second Lien Term Loan Agreement in respect thereof, provided that the Borrower may (A) optionally prepay the Second Lien Term Loan Agreement if (1) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such prepayment, and (2) after giving effect to each prepayment, the Borrower would have at least $15,000,000 of unused availability under the Commitments, (B) Redeem the Senior Subordinated Convertible Note with the cash proceeds of one or more sales of Equity Interests (other than Disqualified Capital Stock) either after the Effective Date or on the Effective Date with the gross proceeds of the sale of Equity Interests contemplated by Section 6.01(h) to the extent the gross proceeds exceed $175,000,000, provided that if the gross proceeds from the sale of such Equity Interests contemplated by Section 6.01(h) is $200,000,000 or more, the Borrower may Redeem the entire outstanding balance of the Senior Subordinated Convertible Note, provided in any case under this clause (B) (1) no Default or Event of Default has occurred or is continuing or would occur after giving effect thereto and (2) the Borrower would have at least $15,000,000 of unused availability under the Commitments, (C) exchange the Senior Subordinated Convertible Note with the Restructured Subordinated Note and (D) prepay the Senior Subordinated Convertible Note, in whole, but not in part, with the net cash proceeds of any increases in the Second Lien Term Loan Agreement subject to the terms of Section 9.02(h), (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Convertible Note, the Second Lien Term Loan Agreement or Second Lien Term Loan Documents if (A) the effect thereof would be to shorten its maturity to a date that is earlier than the 91st day after the Maturity Date or shorten the average life other than as a result in a change to its final maturity permitted by this clause (ii)(A) or increase the amount of any payment of principal thereof or increase the rate or add call or pre-payment premiums or shorten any period for payment of interest thereon, (B) such action requires the payment of a consent fee (howsoever described), (C) such action includes additional Property as collateral to secure the Second Lien Term Loan Agreement unless the Borrower complies with Section 8.14 or (D) such action adds any covenants or defaults without this Agreement being contemporaneously amended to add substantially similar covenants or defaults, provided that the foregoing shall not prohibit the execution of supplemental agreements to add guarantors if required by the terms thereof provided such Person complies with Section 8.14(b), and (iii) designate any Debt (other than obligations of the Borrower and the Restricted Subsidiaries pursuant to the Loan Documents) as "Specified Senior Indebtedness" or "Specified Guarantor Senior Indebtedness" or give any such other Debt any other similar designation for the purposes of any Subordinated Debt.

        Section 9.05    Investments, Loans and Advances.    The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

          (a)   Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

          (b)   accounts receivable arising in the ordinary course of business.

          (c)   direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

          (d)   commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody's.

          (e)   deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody's, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).

          (f)    deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

          (g)   Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Restricted Subsidiary in or to the Borrower or any Guarantor, (iii) made by the Borrower or any Restricted Subsidiary in or to all other Domestic Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $200,000, and (iv) made by the Borrower or any Restricted Subsidiary in or to any Foreign Subsidiary in an aggregate amount at any one time outstanding not to exceed $100,000.

          (h)   subject to the limits in Section 9.07, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a "venture") entered into by the Borrower or a Restricted Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $500,000.

          (i)    subject to the limits in Section 9.07, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

          (j)    loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $50,000 in the aggregate at any time.

          (k)   Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(k) exceeds $500,000.

          (l)    Investments in Unrestricted Subsidiaries, provided that the aggregate amount of all such Investments at any one time shall not exceed $5,000,000 (or its equivalent in other currencies as of the date of Investment).

        Section 9.06    Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

          (a)   Unless designated as an Unrestricted Subsidiary on Schedule 7.15 as of the date hereof or thereafter, assuming compliance with Section 9.06(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

          (b)   The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base deficiency would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower's direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(l). Except as provided in this Section 9.06(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

          (c)   The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 8.14, Section 8.17 and Section 9.16. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower's direct and indirect ownership interest in such Subsidiary or the amount of the Borrower's cash investment previously made for purposes of the limitation on Investments under Section 9.05(l).

          (d)   The Borrower shall not permit the aggregate principal amount of all Non-Recourse Debt outstanding at any one time to exceed $10,000,000.

        Section 9.07    Nature of Business; International Operations.    Neither the Borrower nor any Restricted Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Domestic Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

        Section 9.08    Limitation on Leases.    Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Restricted Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $3,000,000 in any period of twelve consecutive calendar months during the life of such leases.

        Section 9.09    Proceeds of Notes.    The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.22. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

        Section 9.10    ERISA    Compliance.    The Borrower and the Subsidiaries will not at any time:

          (a)   engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

          (b)   terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC.

          (c)   fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

          (d)   permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

          (e)   permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

          (f)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

          (g)   acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

          (h)   incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

          (i)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

          (j)    amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

        Section 9.11    Sale or Discount of Receivables.    Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

        Section 9.12    Mergers, Etc.    With the exception of the Mergers, the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a "consolidation"), or liquidate or dissolve; provided that the Borrower or any Restricted Subsidiary may participate in a consolidation with any other Person; provided that:

          (a)   any Restricted Subsidiary (including a Foreign Subsidiary) may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Restricted Subsidiary that is a Domestic Subsidiary (provided that if one of such parties to the consolidation is a Foreign Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person) and if one of such Restricted Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary; and

          (b)   any Foreign Subsidiary of the Borrower may participate in a consolidation with any one or more Foreign Subsidiaries; provided that if one of such Foreign Subsidiaries is a Wholly-Owned Subsidiary, the survivor shall be a Wholly-Owned Subsidiary.

        Section 9.13    Sale of Properties.    The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use; (d) the sale, transfer or other disposition of Equity Interests in Unrestricted Subsidiaries; (e) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates is sold for a price in excess of $7,500,000, individually or in the aggregate, then the Borrowing Base and Threshold Amount shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and (iv) if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary; and (f) sales and other dispositions of Properties not regulated by Section 9.13(a) to (e) having a fair market value not to exceed $2,000,000 during any 12-month period.

        Section 9.14    Environmental Matters.    The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

        Section 9.15    Transactions with Affiliates.    The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

        Section 9.16    Subsidiaries.    The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c). The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 9.13(e).

        Section 9.17    Negative Pledge Agreements; Dividend Restrictions.    The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

        Section 9.18    Gas Imbalances, Take-or-Pay or Other Prepayments.    The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed 0.8 bcf of gas (on an mcf equivalent basis) in the aggregate.

        Section 9.19    Swap Agreements.    The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production (as shown in the Borrower's most recent Engineering Report) from proved, developed, producing Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower's Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower's Debt for borrowed money which bears interest at a floating rate, and (c) Swap Agreements required under Section 6.01(q). In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures except to the extent permitted by Section 9.03(d).

        Section 9.20    Merger Documents.    The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or supplement any of the Merger Documents if the effect thereof could reasonably be expected to have a Material Adverse Effect (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).

ARTICLE X
Events of Default; Remedies

        Section 10.01    Events of Default.    One or more of the following events shall constitute an "Event of Default":

          (a)   the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

          (c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

          (d)   the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(i), Section 8.01(m), Section 8.01(p), Section 8.02, Section 8.03, Section 8.15 or in ARTICLE IX.

          (e)   the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default.

          (f)    the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness prior to the longer of (i) three (3) Business Days after the same shall become due and payable or (ii) the expiration of any applicable grace period.

          (g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof.

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted

  Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered.

          (i)    the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

          (j)    the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

          (k)   one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.

          (l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.

          (m)  the Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower, PHAWK, LLC, any party thereto or holder of the Senior Subordinated Convertible Note or shall be repudiated by any of them, or cause the payment of the obligations of the Senior Subordinated Convertible Note to be senior in right to the payment of obligations of this Credit Agreement or the Second Lien Term Loan Agreement, or any payment by the Borrower in violation of the terms of the Intercreditor Agreement.

          (n)   an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $250,000 in any year or (ii) $500,000 for all periods.

          (o)   a Change in Control shall occur.

        Section 10.02    Remedies.

          (a)   In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the direction of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

          (b)   In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

          (c)   All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Notes; third, to fees; fourth, pro rata to principal outstanding on the Notes and Indebtedness referred to in clause (b) of the definition of "Indebtedness" owing to a Lender or an Affiliate of a Lender; fifth, to any other Indebtedness; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
The Agents

        Section 11.01    Appointment; Powers.    Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        Section 11.02    Duties and Obligations of Administrative Agent.    The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent's satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

        Section 11.03    Action by Administrative Agent.    The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Documentation Agent shall have any obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

        Section 11.04    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent's record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agents may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

        Section 11.05    Subagents.    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Section 11.06    Resignation or Removal of Agents.    Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and any Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, to appoint a successor. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        Section 11.07    Agents as Lenders.    Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

        Section 11.08    No Reliance.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

        Section 11.09    Authority of Administrative Agent to Release Collateral and Liens.    Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower's sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.13 or is otherwise authorized by the terms of the Loan Documents.

        Section 11.10    The Arranger, the Syndication Agent and the Documentation Agent.    The Arranger, the Syndication Agent and the Documentation Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII
Miscellaneous

        Section 12.01    Notices.

          (a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)    if to the Borrower, to it at 1100 Louisiana, Suite 4400, Houston, Texas 77002, Attention: Shane Bayless (Telecopy No. (832) 204-2827); with a copy to Hinkle Elkouri Law Firm, L.L.C., 301 North Main, Suite 2000, Wichita, Kansas 67202, Attention: David S. Elkouri (Telecopy No. (316) 660-6011);

            (ii)   if to the Administrative Agent, to it at 919 Third Avenue, New York, New York 10022, Attention: Millie Carillo, Loan Assistant (Telecopy No. (212) 841-2683), with a copy to 1200 Smith Street, Suite 3100, Houston, Texas 77002, Attention: Brian Malone (Telecopy No. (713) 659-6915;

            (iii)  if to the Issuing Bank, to it at 919 Third Avenue, New York, New York 10022, Attention: Millie Carillo, Loan Assistant (Telecopy No. (212) 841-2683), with a copy to 1200 Smith Street, Suite 3100, Houston, Texas 77002, Attention: Brian Malone (Telecopy No. (713) 659-6915; and

            (iv)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        Section 12.02    Waivers; Amendments.

          (a)   No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

          (b)   Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base and the Threshold Amount without the written consent of the Required Lenders, decrease or maintain the Borrowing Base and the Threshold Amount without the consent of the Majority Lenders, or modify Section 2.07 without the consent of each Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c) or Section 12.15 or change the definition of the terms "Domestic Subsidiary", "Foreign Subsidiary", "Material Domestic Subsidiary" or "Subsidiary", without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the

  Guaranty Agreement), release a substantial portion of the collateral (other than as provided in Section 11.09), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender, (viii) change the Applicable Percentage of a Lender holding 12.5% or more of the Maximum Credit Amounts without the written consent of such Lender or (ix) change any of the provisions of this Section 12.02(b) or the definitions of "Required Lenders" or "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

        Section 12.03    Expenses, Indemnity; Damage Waiver.

          (a)   The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all Intralinks expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b)   THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ISSUING BANK, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE

  PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT

  CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE.

          (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or the Issuing Bank, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Bank in its capacity as such.

          (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e)   All amounts due under this Section 12.03 shall be payable not later than 5 days after written demand therefor.

        Section 12.04    Successors and Assigns.

          (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

              (A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

              (B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

            (ii)   Assignments shall be subject to the following additional conditions:

              (A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

              (B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

              (C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

              (D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

            (iii)  Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

            (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

            (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

          (c)   (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

            (ii)   A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (e)   Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any state.

        Section 12.05    Survival; Revival; Reinstatement.

          (a)   All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

          (b)   To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent's and the Lenders' Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

        Section 12.06    Counterparts; Integration; Effectiveness.

          (a)   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

          (b)   This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          (c)   Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 12.07    Severability.    Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        Section 12.08    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

        Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

          (a)   THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED. CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

          (b)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

          (c)   EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH

  OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

          (d)   EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

        Section 12.10    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        Section 12.11    Confidentiality.    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, "Information" means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Section 12.12    Interest Rate Limitation.    It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower's obligations hereunder.

        Section 12.13    EXCULPATION PROVISIONS.    EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS

RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

        Section 12.14    Specified Senior Indebtedness.    The Parties acknowledge and agree that the Indebtedness hereunder is specifically designated "Specified Senior Indebtedness" as required by the Senior Subordinated Convertible Note and Second Lien Term Loan Documents.

        Section 12.15    Collateral Matters; Swap Agreements.    The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Agreement with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Swap Agreement entered into while such Person or its Affiliate is a Lender, including any Swap Agreements between such Persons in existence prior to the date hereof. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

        Section 12.16    No Third Party Beneficiaries.    This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

        Section 12.17    USA Patriot Act Notice.    Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SIGNATURES BEGIN NEXT PAGE

        The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	PETROHAWK ENERGY CORPORATION
	By:	/s/ FLOYD C. WILSON Floyd C. Wilson President and Chief Executive Officer

ADMINISTRATIVE AGENT:	BNP PARIBAS, as Administrative Agent
	By:	/s/ BRIAN M. MALONE
Name: Brian M. Malone Title: Authorized Signatory
	By:	/s/ GABE ELLISOR Name: Gabe Ellisor Title: Authorized Signatory

LENDERS:	BNP PARIBAS, as a Lender
	By:	/s/ BRIAN M. MALONE Name: Brian M. Malone Title: Authorized Signatory

FLEET NATIONAL BANK, as Syndication Agent and as a Lender
By:	/s/ ALLISON R. GOODWIN Name: Allison R. Goodwin Title: Authorized Signatory

FORTIS CAPITAL CORP., as Co-Documentation Agent and as a Lender
By:	/s/ DEIRDE SANBORN Name: Deirde Sanborn Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender
By:	/s/ MONTE E. DECKERD Name: Monet E. Deckerd Title: Authorized Signatory

KEYBANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender
By:	/s/ THOMAS RAJAN Name: Thomas Rajan Title: Authorized Signatory

LENDERS:	STERLING BANK
	By:	/s/ C. SCOTT WILSON Name: C. Scott Wilson Title: Authorized Signatory

LENDERS:	SUNTRUST BANK
	By:	/s/ JAMES M. WARREN Name: James M. Warren Title: Authorized Signatory

LENDERS:	SOUTHWEST BANK OF TEXAS, N.A.
	By:	/s/ W. BRYAN CHAPMAN Name: W. Bryan Chapman Title: Authorized Signatory

LENDERS:	WELLS FARGO BANK, N.A.
	By:	/s/ JEFF DALTON Name: Jeff Dalton Title: Authorized Signatory

LENDERS:	COMERICA BANK
	By:	/s/ CHARLES E. HALL Name: Charles E. Hall Title: Authorized Signatory

LENDERS:	COMPASS BANK
	By:	/s/ DOROTHY MARCHAND Name: Dorothy Marchand Title: Authorized Signatory

LENDERS:	FORTIS CAPITAL CORP.
	By:	/s/ DARRELL W. HOLLEY Name: Darrell W. Holley Title: Authorized Signatory

[Signature Page—Credit Agreement]

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
BNP Paribas	15.00%	$60,000,000
Fleet National Bank	15.00%	$60,000,000
Fortis Capital Corp.	12.50%	$50,000,000
U.S. Bank National Association	7.50%	$30,000,000
Keybank, National Association	7.50%	$30,000,000
Sterling Bank	7.50%	$30,000,000
SunTrust Bank	7.50%	$30,000,000
Southwest Bank of Texas, N.A.	7.50%	$30,000,000
Wells Fargo Bank, N.A.	7.50%	$30,000,000
Comerica Bank	6.25%	$25,000,000
Compass Bank	6.25%	$25,000,000
TOTAL	100.00%	$400,000,000

Annex I - 1

EXHIBIT A
FORM OF NOTE

$[ ]	[ ], 2004

        FOR VALUE RECEIVED, Petrohawk Energy Corporation, a Delaware corporation (the "Borrower") hereby promises to pay to the order of [            ] (the "Lender"), at the principal office of BNP Paribas, as administrative agent (the "Administrative Agent"), at [            ], the principal sum of [            ] Dollars ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

        The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

        This Note is one of the Notes referred to in the Senior Revolving Credit Agreement dated as of November 23, 2004 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Senior Revolving Credit Agreement as the same may be amended, supplemented or restated from time to time, the "Credit Agreement"). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

        This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

PETROHAWK ENERGY CORPORATION

By:

Name:

Title:

Exhibit A-1

EXHIBIT B
FORM OF BORROWING REQUEST

[                        ], 200[  ]

        PETROHAWK ENERGY COPRORAIOTN, a Delaware corporation (the "Borrower"), pursuant to Section 2.03 of the Credit Agreement dated as of November 23, 2004 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement") among the Borrower, BNP Paribas, as Administrative Agent and the other agents and lenders (the "Lenders") which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

          (i)  Aggregate amount of the requested Borrowing is $[                        ];

         (ii)  Date of such Borrowing is [                        ], 200[    ];

        (iii)  Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

        (iv)  In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                        ];

         (v)  Amount of Borrowing Base or Threshold Amount in effect on the date hereof is $[                        ];

        (vi)  Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $ [                        ]; and

       (vii)  Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[                        ]; and

      (viii)  Location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

  [                                                 ]
  [                                                 ]
  [                                                 ]
  [                                                 ]
  [                                                 ]

Exhibit B-1

        The undersigned certifies that he/she is the [                        ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

PETROHAWK ENERGY CORPORATION
By:

Name:

Title:

Exhibit B-2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST

[                        ], 200[  ]

        PETROHAWK ENERGY CORPORATION, a Delaware corporation (the "Borrower"), pursuant to Section 2.04 of the Credit Agreement dated as of November 23, 2004 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement") among the Borrower, BNP Paribas, as Administrative Agent and the other agents and lenders (the "Lenders") which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

          (i)  The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                  ];

         (ii)  The effective date of the election made pursuant to this Interest Election Request is [                  ], 200[    ];[and]

        (iii)  The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

        [(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                  ]].

        The undersigned certifies that he/she is the [                  ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

PETROHAWK ENERGY CORPORATION
By:

Name:

Title:

Exhibit C-1

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

        The undersigned hereby certifies that he/she is the [            ] of PETROHAWK ENERGY CORPORATION, a Delaware corporation (the "Borrower"), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of November 23, 2004 (together with all amendments, restatements, supplements or other modifications thereto being the "Agreement") among the Borrower, BNP Paribas, as Administrative Agent, and the other agents and lenders (the "Lenders") which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

        (a)   The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

        (b)   The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

        (c)   Since December 31, 2003, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

        (d)   There exists no Default or Event of Default [or specify Default and describe].

        (e)   Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 and Section 8.14 as of the end of the [fiscal quarter][fiscal year] ending [                        ].

        EXECUTED AND DELIVERED this [        ] day of [                  ].

PETROHAWK ENERGY CORPORATION
By:

Name:

Title:

Exhibit D-1

EXHIBIT E-1
FORM OF LEGAL OPINION OF HINKLE ELKOURI LAW FIRM L.L.C.

Exhibit E-1 - 1

EXHIBIT E-2
FORM OF LEGAL OPINION OF LOCAL COUNSEL

November [    ], 2004

BNP Paribas,
as Administrative Agent
919 Third Avenue
New York, New York 10022
Attention: Millie Carillo, Loan Assistant

  Re:
  Credit Agreement dated as of November 23, 2004 among Petrohawk Energy Corporation, a Delaware corporation (the "Borrower"), the banks now or hereafter signatory thereto (the "Lenders"), and BNP Paribas, as administrative agent for the Lenders (in such capacity the "Administrative Agent"), and other agents for the Lenders (the "Credit Agreement").

Gentlemen:

        We have acted as special [                        ] counsel to the Borrower and its Subsidiaries, including [                        ], a [            ] ("Mortgagor"), in connection with the execution and delivery of that certain Deed of Trust, Mortgage, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated November [    ], 2004 by the Mortgagor in favor of the Administrative Agent, for its benefit and the benefit of the Lenders and others (the "Mortgage"). This opinion is being furnished to you pursuant to Section 6.01(i)(ii) of the Credit Agreement. All capitalized terms not defined herein shall have the same meanings assigned to them in the Credit Agreement. In connection with the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (the "Loan Documents"):

  [(A)
  ] the Mortgage[; and]

  [(B)
  the UCC-1 Financing Statement covering as-extracted collateral and goods that are or are to become fixtures prepared in connection with the Mortgage (the "Financing Statement")].(1)

(1)
Under Section 9.502 of UCC, a record of our form of mortgage is effective as a financing statement filed as a fixture filing or as a financing statement covering as-extracted collateral or timber to be cut. Some counties, however, maintain separate indexes for UCC filings, and in such case, a UCC-1 financing statement covering such collateral should be prepared and filed separately.

        In rendering the opinions set forth herein, we have relied upon certificates of officers of the Mortgagor, certificates or telegrams of public officials and such other documents, records and information as we have deemed necessary or appropriate. We have assumed that all signatures are genuine; that all documents submitted to us as originals are authentic; that all documents submitted to us as copies conform to the originals; and that the facts stated in all such documents are true and correct. In rendering this opinion, we have not made any independent investigation as to accuracy or completeness of any facts or representations, warranties, data or other information, whether written or oral, that may have been made by or on behalf of the parties, except as specifically set forth herein.

        Based upon the foregoing, and subject to the qualifications set forth herein, it is our opinion that:

        1.     The form of the Mortgage, including the form of acknowledgments thereto, [and the Financing Statement,] comply with the laws of the State of [            ], including all applicable recording, filing and registration laws and regulations, and are adequate and legally sufficient for the purposes intended to be accomplished thereby.

Exhibit E-2 - 1

        2.     The descriptions of those portions of the Mortgaged Property located within the State of [            ] which are shown on Exhibit "A" attached to the Mortgage are legally sufficient descriptions for the purpose of creating and maintaining the Liens purported to be created by the Mortgage and for the purposes of all applicable recording, filing and registration laws in the State of [            ].

        3.     The Mortgagor is duly qualified as a foreign corporation to do business and to own its Property and is in good standing in the State of [            ].

        4.     So far as the law of the State of [            ] is concerned, the Mortgage constitutes legal, valid and binding obligations of the Mortgagor enforceable against it in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity.

        5.     The Mortgage is effective to create in favor of the Administrative Agent (or the Trustee named therein, as applicable) for the benefit of the Administrative Agent and the Lenders, for the payment of the obligations described therein, a valid mortgage Lien on all of the Mortgagor's right, title and interest in and to the portion of the Mortgaged Property constituting real property described in the Mortgage as being mortgaged thereby and a valid security interest in all of the Mortgagor's right, title and interest in and to as-extracted collateral located in the county in which the Mortgaged Property is situated and all fixtures located on the real property described in the Mortgage.

        6.     Fully executed counterparts of the Mortgage and the Financing Statement should be filed for record in each county in the State of [            ] where any portion of the Mortgaged Property is located [or if other, please specify]. Other than the foregoing, no authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority of the State of [            ] is necessary for either the due execution and delivery by the Mortgagor of the Mortgage, the perfection of the Liens intended to be created thereby or with the holding and enforcement by the Administrative Agent of the Mortgage or the obligations secured thereby.

        7.     After the recordings and filings specified in paragraph 6 have occurred, the Liens created by the Mortgage will be perfected.

        8.     After the recordings and filings specified in paragraph 6 have occurred, no instruments need be recorded, registered or filed or re-recorded, re-registered or re-filed in any public office in the State of [            ] in connection with the execution and delivery of the Mortgage in order to maintain the perfection and priority of the Liens created thereby after the date of recordation, other than [state rule if necessary] and continuation statements as required by the Uniform Commercial Code as in effect in the State of [            ].

        9.     No state or local recording tax, stamp tax or other similar fee, tax or governmental charge (other than statutory filing and recording fees to be paid upon the filing of the Mortgage [or the Financing Statement]) is required to be paid in connection with the filing and recording of [either] the Mortgage [or the Financing Statement][, except as follows: explain if necessary].

        10.   The execution, delivery and performance by the Mortgagor of its obligations under the Mortgage will not result in a violation of any laws, rules and regulations of the State of [            ] which, in our experience, exercising customary professional diligence, are normally applicable to transactions of the type provided for in the Loan Documents.

        11.   A [                        ]state court of competent jurisdiction or a federal court sitting in the State of [                        ] of competent jurisdiction and applying conflicts of laws principles of the State of [                        ]presented with a choice of law issue, will honor the choice of Texas law to govern the Credit Agreement, the Notes and the Mortgage that state such documents shall be governed by the laws of the State of Texas.

Exhibit E-2 - 2

        The foregoing opinions are subject to the following additional assumptions and qualifications:

[add appropriate qualifications, if any].

        The opinions rendered herein are for the sole benefit of, and may only be relied upon by, the addressee and the Persons from time to time Lenders under the Credit Agreement, and the opinions herein expressed are not to be used, circulated or otherwise referred to in connection with any transaction other than those contemplated by the Loan Documents. This opinion is specifically limited to the presently effective laws of the State of [            ]. We have not been asked to, and we do not, render any opinion as to any matter except as specifically set forth herein.

Very truly yours,

Exhibit E-2 - 3

EXHIBIT F-1
SECURITY INSTRUMENTS

1)
Guaranty and Collateral Agreement dated as of November 23, 2004 by the Borrower, the Restricted Subsidiaries party thereto as Guarantors, in favor of the Administrative Agent and the Lenders.

2)
Financing Statements in respect of item 1, by:

a)
the Borrower;

b)
Wynn-Crosby Energy, Inc., a Texas corporation;

c)
P-H Energy, LLC, a Texas limited liability company;

d)
Wynn-Crosby 1994, Ltd., a Texas limited partnership;

e)
Wynn-Crosby 1995, Ltd., a Texas limited partnership;

f)
Wynn-Crosby 1996, Ltd., a Texas limited partnership;

g)
Wynn-Crosby 1997, Ltd., a Texas limited partnership;

h)
Wynn-Crosby 1998, Ltd., a Texas limited partnership;

i)
Wynn-Crosby 1999, Ltd., a Texas limited partnership;

j)
Wynn-Crosby 2000, Ltd., a Texas limited partnership;

k)
Wynn-Crosby 2002, Ltd., a Texas limited partnership;

l)
Beta Operating Company, L.L.C., an Oklahoma limited liability company;

m)
TCM, L.L.C., an Oklahoma limited liability company; and

n)
Red River Field Services, L.L.C., an Oklahoma limited liability company.

3)
Stock Powers delivered in respect of item 1:

a)
Wynn-Crosby Energy, Inc., a Texas corporation; and

b)
Petrohawk Energy, LLC, a Texas limited liability company.

4)
Deed of Trust, Mortgage, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated as of November [    ], 2004 by the [Guarantor(s)], as mortgagor, in favor of Brian Malone, as Trustee, for the benefit the Administrative Agent, the Lenders and others.

5)
Financing Statement in respect of item 4.

6)
Fee Letter with Administrative Agent.

Exhibit F-1 - 1

EXHIBIT F-2
FORM OF GUARANTY AND COLLATERAL AGREEMENT

Exhibit F-2 - 1

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the

Exhibit G - 1

Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](2)]
3.	Borrower:	Petrohawk Energy Corporation
4.	Administrative Agent:	BNP Paribas, as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of November 23, 2004 among Petrohawk Energy Corporation, the Lenders parties thereto, BNP Paribas, as Administrative Agent, and the other agents parties thereto
6.	Assigned Interest:

(2)
Select as applicable.

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

(3)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

        Effective Date:                             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Exhibit G - 2

        The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:
Consented to and Accepted:

BNP Paribas, as Administrative Agent

By
Title:

By
Title:

[Consented to:](4)

Petrohawk Energy Corporation

By
Title:

(4)
To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit G - 3

ANNEX 1

PETROHAWK ENERGY CORPORATION SENIOR REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

        1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit G - 4

SCHEDULE 7.05
LITIGATION

None.

Schedule 7.05 - 1

SCHEDULE 7.15
SUBSIDIARIES AND PARTNERSHIPS; UNRESTRICTED SUBSIDIARIES

Restricted Subsidiaries	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office
Wynn-Crosby Energy, Inc.	Texas	01262202-00	1100 Louisiana Suite 4400 Houston, TX 77002
P-H Energy, LLC	Texas	800414887	1100 Louisiana Suite 4400 Houston, TX 77002
Beta Operating Company, L.L.C.	Oklahoma	3500593601	1100 Louisiana Suite 4400 Houston, TX 77002
Red River Field Services, L.L.C.	Oklahoma	3500620355	1100 Louisiana Suite 4400 Houston, TX 77002
TCM, L.L.C.	Oklahoma	3500593600	1100 Louisiana Suite 4400 Houston, TX 77002
Partnerships
Wynn-Crosby 1994, Ltd.	Texas	00076385-10	1100 Louisiana Suite 4400 Houston, TX 77002
Wynn-Crosby 1995, Ltd.	Texas	00085893-10	1100 Louisiana Suite 4400 Houston, TX 77002
Wynn-Crosby 1996, Ltd.	Texas	00095234-10	1100 Louisiana Suite 4400 Houston, TX 77002
Wynn-Crosby 1997, Ltd.	Texas	00097592-10	1100 Louisiana Suite 4400 Houston, TX 77002
Wynn-Crosby 1998, Ltd.	Texas	00111816-10	1100 Louisiana Suite 4400 Houston, TX 77002
Wynn-Crosby 1999, Ltd.	Texas	0013341610	1100 Louisiana Suite 4400 Houston, TX 77002
Wynn-Crosby 2000, Ltd.	Texas	0014728210	1100 Louisiana Suite 4400 Houston, TX 77002
Wynn-Crosby 2002, Ltd.	Texas	800131427	1100 Louisiana Suite 4400 Houston, TX 77002
Unrestricted Subsidiaries
BETAustralia, LLC	California	199805110004	1100 Louisiana Suite 4400 Houston, TX 77002

Schedule 7.15 - 1

SCHEDULE 7.19
GAS IMBALANCES

Well	Working Interest	Net Revenue Interest	Cumulative Over/(Under) Balance to Working Interest (Mcf)	As of Date	Cumulative Over/(Under) Balance to Net Revenue Interest (Mcf)
Wynn-Crosby 1994, Ltd.
None
Wynn-Crosby 1995, Ltd.
Adkerson #1	6.45800%	5.60310%	(2,636)	12/03	(2,287)
Alexander, C.S. #1-24	11.08140%	8.61940%	(50)	5/04	(39)
Allison #1-35	10.05050%	7.66890%	241	5/04	184
Bar "D" #1-36	17.13530%	13.97250%	(300)	9/03	(245)
Barbee, Alma #1	4.08830%	3.36240%	11,632	6/04	9,567
Barrow #1-36	8.00000%	5.68000%	12	3/04	9
Barrow #2-36	8.00000%	5.68000%	(96)	4/04	(68)
Barter Island #2-25	11.11700%	8.54550%	(79)	5/04	(61)
Bean, J. #1-10	7.50000%	5.55000%	(9,311)	5/04	(6,890)
Bean, J. #3-10	15.63940%	11.59210%	20,346	5/04	15,081
Bean, J. #4-10	16.35610%	12.18630%	463	5/04	345
Bear #1-19	1.06180%	0.81940%	236	6/04	182
Brauchi #1-22	5.20540%	2.17960%	11,907	5/04	4,986
Buckmaster #1-30	5.72540%	4.41500%	6,800	6/04	5,244
Carpenter 6-21	3.00290%	2.24800%	(1,222)	6/04	(915)
Clay #1-33	0.79890%	0.64050%	130	6/04	104
Clear #1-33	0.84280%	0.67500%	(1,420)	6/04	(1,137)
Clift Thorton 1-36 (C.G.)	4.99740%	3.56680%	(247)	12/03	(176)
Coker #1-30	31.52540%	25.78290%	41	6/04	34
Cook #1-24	14.24810%	11.27450%	(410)	8/02	(324)
Copeland #1	7.50000%	6.32740%	14,404	6/04	12,152
Copeland #2	8.96910%	7.56680%	3,952	5/04	3,334
Cupp #1	9.36190%	7.80770%	(310)	6/04	(259)
Cupp #2	13.69710%	11.43600%	231	6/04	193
Cupp 3-27	11.00560%	8.88860%	(13,641)	5/04	(11,017)
Cupp "A" #1	6.49930%	5.52250%	22,340	5/04	18,982
Cupp "A" #2	6.61880%	5.61170%	791	11/98	671
Cupp "B" #2	14.05470%	11.74340%	(3,098)	11/98	(2,589)
Cupp "B" #5	1.59800%	1.34400%	(1,891)	6/04	(1,590)
Cupp "C" #1	11.01670%	9.54610%	(15,332)	2/00	(13,285)
Cupp "C" #2	9.70000%	7.90420%	2,146	12/03	1,749
Cupp "D" #2	5.05200%	4.24000%	931	6/02	781
Cupp "D" #3	9.70000%	7.90420%	138	5/04	112
Dessie 1-11	3.37500%	2.60300%	93	4/04	72
Ellis #1-33	3.33230%	2.90750%	4,793	4/97	4,182
Ellis #2-33	3.32290%	2.90750%	964	5/04	843
Ellis #3-33	3.32290%	2.90750%	(484)	5/04	(424)
Ethel #1-29	10.05910%	8.02510%	449	6/04	358
Evans 2-6	5.66880%	4.25160%	1,263	6/04	947
Felton #1-24	17.47500%	14.15790%	(9,677)	6/01	(7,840)
Freida #1-25	25.00000%	18.40630%	(327)	6/02	(241)

Schedule 7.19 - 1

Gates #1-33	4.34780%	3.08690%	(6,181)	12/03	(4,388)
Gates 8-33	4.34780%	3.08690%	13	4/04	9
Gill #1-13	12.77540%	10.17760%	703	6/04	560
Goldston 46	25.00000%	20.50780%	(8,616)	6/04	(7,068	)(1)
Gray, Donald #1-28	1.17300%	0.95350%	22,544	3/04	18,325
Green #2-1	28.26770%	21.46300%	(23)	5/04	(17)
Green #4-1A	9.44640%	6.99250%	447	5/04	331
Green Estate #2	1.40600%	1.23050%	(1,796)	6/04	(1,572)
Green Estate #3	0.00030%	0.00030%	(127)	3/04	(127)
Gunter #2-35	10.05050%	7.66890%	637	6/04	486
Hatcher Farms #1A-19	16.66670%	13.49200%	14	5/04	11
Hay 5-33	4.34780%	3.15150%	(1,639)	6/04	(1,188)
Hay 7-33	4.34780%	3.15150%	26	4/04	19
Heriford #1-18	6.65920%	5.03170%	95	5/04	72
Heriford #2-18	6.04450%	0.04749%	(7,314)	6/03	(57)
Heriford #4-18	6.43110%	4.95050%	(609)	5/04	(469)
Heriford #5A-18	6.04450%	4.74840%	(495)	5/04	(389)
Heriford #6-18	6.04450%	4.74840%	(320)	5/04	(251)
Heriford #7-18	6.04450%	4.74840%	(805)	5/04	(632)
Hinz #1-22	11.19000%	8.17580%	(2,199)	6/03	(1,607)
Ima Woods 1-2	6.25000%	4.74220%	(7,010)	9/03	(5,319)
Isch #1-11	3.53660%	3.01550%	28,035	5/04	23,904
Jahnel #1	10.00000%	6.90000%	1,064	12/03	734
Jennings #1-29	5.94060%	4.97910%	24	6/04	20
Keck "A" 1-A	11.31400%	4.67360%	18,349	6/04	7,580
Keck #2-30	7.60250%	5.84970%	(457)	6/04	(352)
Kendall Family	3.37500%	2.48110%	(27)	4/04	(20)
Larson #1-32	25.54570%	21.40110%	40	6/04	34
Larson 1-31	4.58950%	3.69890%	(8,050)	6/04	(6,488)
Larson 1-32	25.54570%	21.40110%	40	6/04	34
Lasley #2-11	0.83300%	0.67640%	340	5/04	276
Littauer #1	6.67900%	5.16540%	(69)	6/04	(53)
Lorene #1-33	1.31990%	1.05270%	(106)	2/03	(85)
Lovett 1-11	3.37500%	2.60300%	246	6/04	190
Lubinus #1-15	9.37500%	7.08410%	3,989	5/04	3,014
Marshall Lake 1-31	12.53650%	8.44200%	(403)	1/02	(271)
McClellan #1-11	3.74970%	2.89700%	(1,513)	4/04	(1,169)
McColgin State #1-21	25.78130%	19.07810%	248	3/04	184
Meacham #2-19	2.84700%	2.18400%	425	11/00	326
Meacham #3-19	3.70130%	2.83050%	130	3/00	99
Medders #4-1	9.44640%	6.99250%	(5,942)	5/04	(4,398)
Medders #6-1	3.13800%	2.28520%	3	5/04	2
Mikles 1-10	9.34300%	7.23260%	22,689	12/03	17,564
Mikles #1-12	4.68750%	3.32230%	(1,197)	6/04	(848)
Mogg-Hawkins #1-27	0.88000%	0.76150%	6,739	3/04	5,832
Moore #1-30	6.30510%	5.15660%	68	12/03	56
Morse #1-13	1.13810%	0.91180%	7,798	5/04	6,247

Schedule 7.19 - 2

Murray #1-19	9.44800%	6.87650%	115	6/00	84
Nichols #1-22	7.10820%	5.40090%	(28)	5/04	(21)
Oklahoma St. #1-13	4.38300%	3.53610%	(40,951)	12/03	(33,038)
Page #1-13	4.34020%	3.33660%	(1,822)	6/03	(1,401)
Page #5-13	3.97160%	3.21310%	92	5/04	74
Page #6-13	3.97160%	3.21310%	1,240	5/04	1,003
Page #7-13	3.97160%	3.21310%	(1,255)	6/03	(1,015)
Patricia #1-24	3.97160%	3.21310%	917	5/04	742
Pauline #1-19	25.00000%	17.43750%	7,549	5/04	5,265
Peggy #1-30	25.38130%	20.75800%	(1,661)	12/03	(1,358)
Donnie Johnson #1-1(Atoka B)	4.05830%	2.87630%	11,025	5/03	7,814 (2)
Phillips 27-1	0.88010%	0.76130%	(66)	4/04	(57)
Pond #1-34 (Redfork)	18.34200%	14.38540%	4,245	5/04	3,329
Reeves 1-31	12.53650%	8.44200%	2,407	11/03	1,621
Rennels #1-35	10.05050%	7.68380%	450	5/04	344
Reynolds 1-30	17.31350%	13.48980%	(1,340)	6/04	(1,044)
Roger #1-2	7.50000%	5.23220%	208	12/03	145
S.-McMurrey #7 Lobo 1,3	15.00000%	10.65000%	1,604	6/00	1,139
Sanborn #1-32	16.55150%	6.83220%	10	6/04	4
Sanborn #2-32	13.81610%	11.50150%	(3,270)	6/04	(2,722)
Sanborn #3-32	6.22250%	5.05920%	481	6/04	391
Sanborn #4-32	8.57420%	6.82090%	48	6/04	38
Sanborn #5-32	4.43940%	3.71600%	(477)	6/04	(399)
Sara #2-13	4.56230%	3.78400%	4,836	6/04	4,011
Saunders #1-33	2.22340%	1.76560%	43	12/03	34
Sears #1-29	12.28750%	5.33260%	1,009	5/04	438
Sooner #1 Unit	4.38820%	3.72970%	2,090	5/04	1,776
Sooner #2-35	10.67040%	9.48110%	1,345	5/04	1,195
State #1-36 (Harper State)	75.00000%	60.02330%	8	5/04	6
Stevens #1-17	1.07820%	0.86530%	377	3/04	303
Stevens #1-18	1.17830%	0.95780%	5	6/04	4
Stratton Farms #1-26	5.10420%	3.70560%	278	6/97	202
Sutton #1-17	1.43560%	1.10090%	(155)	3/04	(119)
Sutton #2-17	5.74220%	4.40370%	90	6/04	69
Taylor Estate #1-27	9.37510%	6.67970%	51,407	5/04	36,627
Ten Bears #1-5	3.12500%	2.31250%	(41)	12/03	(30)
Thetford #1-34	0.08560%	0.05920%	(247)	3/04	(171)
Thomas 6-33	4.34780%	3.15150%	20	6/04	14
Tolle #1-1	9.44640%	6.88040%	(35,594)	5/04	(25,925)
Viers #1-32	23.97520%	13.24750%	8,958	5/04	4,950
Viers #2-32	6.72200%	4.43580%	(53)	5/04	(35)
Wagner #1-A	0.15020%	0.11680%	7,555	3/96	5,875
Wagner #4-19	2.84700%	2.18400%	266	6/04	204
Wagner #5-19	5.78380%	4.43770%	(121)	6/04	(93)
Walter #2-17 (Atoka C)	5.09640%	3.61770%	2,681	1/04	1,903
Warren King 1-27	0.88030%	0.76130%	(367)	5/04	(317)
Whitfield 1-34	12.50000%	10.15630%	(807)	6/04	(656)

Schedule 7.19 - 3

Wright #22-1	0.46670%	0.38890%	(104)	7/03	(87)
Young #1-33	0.10980%	0.09490%	676	12/03	584
Young, E L 1-28	1.17300%	0.95300%	4,400	3/04	3,575
Zac #1-9	21.03620%	16.57160%	(51)	12/03	(40)

					95,098

Wynn-Crosby, 1996, Ltd.
Bartlett & Bailey #1	47.04340%	39.04600%	9,516	6/04	7,898
Bartlett & Bailey #2	47.04340%	39.04600%	8,435	6/04	7,001
Bartlett & Bailey #3	47.04340%	39.04600%	28,384	6/04	23,559
Bartlett & Bailey #4	47.04340%	39.04600%	52,872	6/04	43,884
E. Texas Gas System PL Imbalance	95.56000%	73.67198%	5,694	6/04	4,390
Golden Gas Unit 2	3.71340%	3.10420%	(407)	6/04	(340)
Golden Gas Unit 1	3.71340%	3.10420%	(295)	6/04	(246)
James Gas Unit 4, 706357	10.25610%	8.94030%	(4,181)	6/04	(3,645)
James Gas Unit 1, 805069	4.91010%	4.29630%	2,447	6/04	2,141
Jones, RD 2-23	9.38430%	7.24560%	2,013	4/04	1,554

					86,196

Wynn-Crosby, 1997, Ltd.
Hi A-446A	0.79037%	0.65864%	221,539	6/04	184,616
Hi A-447 A-1, 2&5	4.16520%	3.47100%	(14,147)	6/04	(11,789)
Hi A-447 B-14	4.16520%	3.47100%	22,927	3/03	19,106
Hi A-447 "B" wells	4.16520%	3.47100%	11,677	3/03	9,731
Hi A-448A	1.87207%	1.56006%	(2,410)	6/04	(2,008)
Hi A-448 9	3.96271%	3.30226%	(1,741)	6/04	(1,451)
OCS 00828 SS0214	6.23239%	5.19366%	165,884	6/04	138,237
OCSG01528 SS0233	11.85570%	9.87975%	(78,197)	6/04	(65,164)
OCSG03169 SS0238	12.11916%	10.09930%	(12,545)	6/04	(10,454)
OCSG01025 SS0239	5.26920%	4.39100%	8,713	6/04	7,261
South Marsh Island 265	3.99580%	3.32980%	(2,569)	4/02	(2,141)
South Marsh Island 256	3.99580%	3.33300%	(171)	4/02	(143)
State Lease 6618 1	6.93750%	5.40580%	1,731	7/99	1,349
State Lease 6618 3	18.07780%	14.36500%	(4,247)	7/99	(3,375)

					263,774

Wynn-Crosby, 1998, Ltd.
Avery #4	17.01560%	14.84890%	9,955	5/04	8,687
Avery 1-26	50.81720%	39.99400%	25,517	6/04	20,082
Avery 2-26	75.12970%	61.38400%	(4)	6/04	(3)
Avery 3-26	51.65210%	43.59560%	297	6/04	251
Ballard 1-6	2.34970%	1.90420%	593	5/04	481
Biggers 1-6	7.41460%	5.56090%	156	3/02	117
Boucher 1-5	20.69580%	16.29790%	8,703	6/04	6,854
Brinks 1	35.23300%	29.46980%	(5,232)	12/99	(4,376)
Brinks 2-28	41.67250%	34.05920%	1,802	4/04	1,473
Davis, ET #1	2.43750%	1.95000%	9,715	6/04	7,772(3)

Schedule 7.19 - 4

Floyd 1-27	76.07860%	58.14460%	(58)	6/04	(44)
Gunter #1	57.36050%	48.36660%	3,741	6/04	3,154
Holt, Delia #1	43.01128%	32.66172%	3,718	6/04	2,823
Hunter Tucker #1-31	17.02600%	14.89780%	1,240	4/04	1,085
Jarrad 1-35	29.06380%	21.88270%	(184)	6/04	(139)
Jarrad 2-35	60.50000%	47.55490%	92	6/04	72
Jones, RD 2-23	12.50030%	9.88000%	2,013	4/04	1,591
Kluckner 1-26	1.83340%	1.46670%	(112)	8/01	(90)
Kluckner 2-26	0.91670%	0.87500%	203	12/03	194
Lackey 1-32	55.53120%	46.10920%	(33)	6/04	(27)
Lackey Twin	55.53120%	45.86270%	(1,504)	6/04	(1,242)
LeFlore, Lillie 1	97.60240%	77.32320%	910	4/04	721
Legrand 2-32	2.71283%	2.03451%	2,152	6/04	1,614
Lizzabell 1	22.61030%	17.06400%	714	6/04	539
Loudermilk 1-28	30.27350%	24.81520%	299	6/04	245
Mackey 1-20	47.59100%	35.51060%	22,189	6/04	16,557
Martin Est 1-35	0.32550%	0.26450%	6	6/04	5
Mason 3A	41.06980%	33.11740%	(491)	6/04	(396)
Parkway 16	56.52000%	40.17510%	1,958	7/04	1,392
Parkway West 10	1.17190%	0.95210%	(172)	8/03	(140)
Parkway West 2	9.50520%	8.24390%	621	8/03	539
Parkway West 3	9.50520%	8.24390%	(3,043)	8/03	(2,639)
Parkway West 5	11.25380%	9.43860%	(856)	8/03	(718)
Parkway West 6	9.61390%	8.33130%	3,775	8/03	3,271
Parkway West 7	9.50520%	8.24390%	11,168	8/03	9,686
Parkway West 8	8.33330%	7.29170%	14	8/03	12
Parkway West 9	9.50520%	8.24380%	(20)	8/03	(17)
Pearl 1-32	15.66720%	11.95280%	(35)	12/02	(27)
Powell 1-24	43.33990%	33.71200%	(12,515)	3/04	(9,735)
Rees #1	25.45460%	20.24370%	177	6/04	141
Ritter 2-35	48.69850%	33.37730%	(91)	6/04	(62)
Smith 1	60.93750%	53.32030%	64,870	11/03	56,761 (4)
Smith 2	53.12500%	46.48440%	51,730	10/03	45,264 (4)
Spring Mountain 1	64.93130%	53.40935%	(387)	6/04	(318)
Thronton #2-17	4.87500%	3.79780%	19,010	6/04	14,809
Tipton 5-29	2.44050%	1.81320%	8,781	6/04	6,524
Tipton 6-29	2.44050%	1.83030%	1,948	6/04	1,461
Todd 26G Federal 1	3.00320%	2.37770%	4,118	6/04	3,260
University 18-29 GU#1	3.04670%	2.66590%	13,348	6/04	11,680
University 18-29 GU#10	3.04670%	2.66590%	1,322	6/04	1,157
University 18-29 GU#2	3.04670%	2.66590%	(29)	6/04	(25)
University 18-29 GU#3	3.04670%	2.66590%	(565)	6/04	(494)
University 18-29 GU#4	3.04670%	2.66590%	5,482	6/04	4,797
University 18-29 GU#5	3.04670%	2.66590%	(894)	6/04	(782)
University 18-29 GU#6	3.04670%	2.66590%	3,127	6/04	2,736
University 18-29 GU#7	3.04670%	2.66590%	(556)	6/04	(487)
University 18-29 GU#8	3.04670%	2.66590%	(2,178)	6/04	(1,906)

Schedule 7.19 - 5

University 18-30 GU#2	3.04670%	2.66590%	5,336	6/04	4,669
University 18-30 GU#3	3.04670%	2.66590%	(446)	6/04	(390)
University 18-31 GU#3	3.62380%	2.66590%	3,527	6/04	2,595
University 18-31 GU#4	3.62380%	2.66590%	5,389	6/04	3,964
University 18-31 GU#6	3.62380%	2.66590%	2,629	6/04	1,934
Young 1-3	41.42280%	31.98770%	(7,776)	6/04	(6,005)

					220,906

Wynn-Crosby 1999, Ltd.
Arco Fee #3	0.20240%	0.15220%	(43)	6/04	(32)
Arco Fee #4	0.20240%	0.15220%	1	6/04	1
Arco Fee GU #1	0.20240%	0.15220%	(2)	6/04	(2)
Arco Fee GU #2	0.20240%	0.15220%	48	6/04	36
DS&B #1 (Dibert Stark & Brown)	9.28063%	6.98208%	(6,350)	6/04	(4,777)
Gingrich #1-26	21.37500%	15.74490%	1,376	2/01	1,014
Kincaid JW A-1	4.87060%	4.31690%	(823)	12/03	(729)
La Main Cam a Ra Unit	0.15806%	0.11855%	(622)	6/04	(467)
Lillie Mae #1-18	1.35100%	1.16360%	(7)	4/04	(6)
Long Arroyo Federal 1	0.46470%	0.40660%	(2)	6/04	(2)
Rawls 1	5.60070%	4.90060%	872	6/04	763
Rawls 2	5.60070%	4.90060%	985	6/04	862
Regan #1	8.90630%	6.67970%	270	6/04	202
Walker, WE A#4	2.57410%	2.57410%	176	4/01	176
Waskow, H. A#1	1.90270%	1.54460%	(2,299)	3/04	(1,866)
Williams, Lorende D 1	5.26090%	6.24030%	433	6/04	514
Williams, LD GU 1 #2	5.68500%	6.24030%	57	6/04	63

					(4,251)

Wynn-Crosby 2000, Ltd.
Abbott 1-8	23.43750%	19.88280%	23274	5/04	19,744
Baker #1-28	3.10420%	2.71620%	(32)	3/04	(28)
Bakke Unit	5.33170%	5.04550%	13	6/04	12
Bannister 1-8	23.43750%	19.62890%	958	5/04	802
Barton #1	3.12500%	2.34380%	41,796	6/04	31,348
Bartlett, Arnold #1	6.07740%	5.31780%	9,191	3/04	8,042
Bartlett, Arnold #2	6.07740%	5.31780%	6	3/04	5
Belva 1-33	62.61400%	47.24740%	2,758	5/04	2,081
Caprito 82 1L/1U	23.46590%	19.26480%	(1,027)	3/04	(843)
Caprito 100 Unit 1	0.87710%	0.76760%	11,686	5/04	10,227
Carlson 1-27	1.56250%	1.56250%	309	6/04	309
Champlin Cities Service #6	37.94000%	29.01460%	14,660	6/04	11,211
Champlin Cities Service #7	37.93999%	29.01457%	79,776	6/04	61,009
Champlin Cities Service #8	8.95320%	7.27450%	(633)	6/04	(514)
Clarke-State 2-26	18.75000%	16.40630%	(362)	12/03	(317)
Clift #1-4	1.03930%	0.90930%	(18)	12/03	(16)
Clift #2-4	1.03930%	0.90930%	(262)	12/03	(229)
Clift #3-4	1.03930%	0.90930%	(59)	12/03	(52)

Schedule 7.19 - 6

Cooper Gas Com 1 DK	15.75000%	13.58440%	734	5/04	633
Cooper Gas Com 1E DK	15.75000%	13.58440%	(487)	5/04	(420)
Cooper Gas Com 1E CH	15.75000%	13.58440%	(6,893)	5/04	(5,945)
Daniels #2	19.16420%	16.76870%	(3,662)	6/04	(3,204)
Deal #2	37.50000%	29.25540%	(3,535)	6/04	(2,758)
Elbow Canyon	65.62500%	46.94810%	(4,589)	3/03	(3,283)
Fort #1-23	5.38000%	4.54663%	98	3/04	83
Frost #4-PC	50.00000%	43.75000%	(6,267)	6/04	(5,483)
Frost #501-FC	50.00000%	43.75000%	(32,114)	6/04	(28,100)
Garland 1-29	53.52000%	39.73500%	(13)	6/04	(10)
Gum 28 #1	30.53170%	23.79840%	1,852	5/04	1,443
Glenn #2	0.07010%	0.04910%	20	7/04	14
Glenn #3	0.07010%	0.06540%	(250)	7/04	(233)
Glenn #5	1.55110%	1.09210%	1,055	7/04	743
Harney 1-5	37.73310%	30.65820%	695	6/04	565
Harrison Estate #1-23	7.45900%	6.48100%	(11,560)	06/04	(10,044)
Heavin #1-31	2.99190%	2.23620%	201	6/04	150
Irene #3-6	4.72890%	4.13780%	628	6/04	550
Johnston, D.L.	3.65140%	3.19500%	3,907	6/03	3,419
JV-S ROC #1	2.77910%	2.43170%	(5,140)	10/03	(4,497)
Lamar #1-31	8.92920%	7.81310%	(1,114)	6/04	(975)
LeJeune #1	5.72190%	3.60010%	1,319	6/04	830
Lisa 3-30	1.67570%	1.46630%	61	6/04	53
Lockhart #1	38.74150%	33.89880%	3,961	6/04	3,466
Mae West 2-26	5.55774%	4.88020%	(1,768)	6/04	(1,552)
Marriott 1-36	9.37500%	7.19670%	(507)	12/03	(389)
Martindale 1-33	9.25310%	7.51820%	(248)	5/04	(202)
Martin 8-2	18.84260%	13.83290%	78	8/03	57
Marvin 1-6	65.71800%	49.83200%	(17)	5/04	(13)
McDonald 6-1	50.00000%	37.50000%	22,943	6/04	17,207
McDonald 6-2	50.00000%	37.50000%	14,435	6/04	10,826
Monroe 2	23.75000%	20.78130%	6,160	3/04	5,390
Monroe 3	23.75000%	20.78130%	(44,962)	9/02	(39,342)
Quattlebaum 4	1.51580%	1.13690%	611	6/04	458
Quattlebaum 1	1.51580%	1.13690%	11,001	6/04	8,251
Quattlebaum 2	1.51580%	1.13690%	(831)	6/04	(624)
Rowley COM 500 PC	12.98540%	10.97270%	2,006	6/04	1,695
Rowley COM 500 FC	19.46110%	16.44470%	667	6/04	563
Russell 1-20	9.64060%	7.62740%	(1,334)	12/03	(1,055)
Sandra Kay 1-26	5.57740%	4.88020%	(1)	6/04	(1)
Schenk #1-22	14.04750%	12.03630%	(31,161)	6/04	(26,700)
Shelton 1-10	1.04170%	0.91150%	11,090	6/04	9,704
Shelton 2-10	1.04170%	0.91150%	(968)	3/03	(847)
Shwen 1-14	6.2500%	4.91410%	(100,782)	6/04	(79,240)
SL 5419 #1	0.29790%	0.17910%	(193)	6/04	(116)
Sprowls #1-5	4.66700%	3.74140%	1,799	6/04	1,442
Sprowls #2-5	4.66700%	3.74140%	(28,711)	6/04	(23,017)

Schedule 7.19 - 7

Sprowls #4-5	4.66700%	3.74140%	(5,731)	6/04	(4,594)
Spurlin #25-1	74.18980%	58.90200%	108,568	6/04	86,196	(5)
State 1-16	39.37290%	32.84490%	151	6/00	126
State M #1 DK	15.75000%	13.78130%	1,407	6/04	1,231
State M #1 DK	15.75000%	13.78130%	(1,660)	6/04	(1,452	)(6)
State M #1E DK	15.75000%	13.78130%	1,198	6/04	1,048
State M #1E DK	15.75000%	13.78130%	(477)	6/04	(417	)(6)
State Com AM #37 DK	31.89850%	27.90970%	92	6/04	80
State Com Am #37 DK	31.89850%	27.90970%	(46)	6/04	(40	)(6)
Stewart A Com LS 2 Ron	28.66500%	24.43610%	282	2/04	240
Stewart A Com LS #2B MV	28.66500%	24.43690%	(10,315)	6/04	(8,794)
Stewart A Com LS 2M MV	28.66500%	24.43610%	3,359	6/04	2,863
Stewart A Com LS 2M MV	28.66500%	24.43610%	(13,003)	6/04	(11,085	)(6)
Stewart A Com LS #2 MV	28.66500%	24.43610%	272	6/04	232
Stewart A Com LS #2 MV	28.66500%	24.43610%	(860)	6/04	(733	)(6)
Stewart A Com LS #2M DK	28.66500%	24.43610%	1,560	6/04	1,330
Stewart A Com LS #2M DK	28.66500%	24.43610%	(1,315)	6/04	(1,121	)(6)
Switzer, Larry 3	1.56250%	1.36720%	265	6/04	231
Switzer, Larry 2	1.56250%	1.36720%	7	6/04	7
Switzer, Larry 1	1.56250%	1.36720%	73,874	6/04	64,640
Three States Com #1A MV	15.75000%	13.78130%	(1,167)	6/04	(1,021)
Three States Com #1A MV	15.75000%	13.78130%	482	6/04	422(6)
Three States Com #1 MV	15.75000%	13.78130%	(223)	6/04	(195)
Three States Com #1 MV	15.75000%	13.78130%	537	6/04	470(6)
Three States Com #1 PC	15.75000%	13.78130%	(482)	6/04	(422)
Thurmond Ranch #1-2	1.59340%	1.39420%	2,811	3/04	2,460
Todd #14-1	1.136000%	1.56250%	(4)	6/04	(6)
Todd #19-1	1.136000%	1.56250%	(12)	6/04	(17)
Todd #15-1	1.136000%	1.56250%	(5)	6/04	(7)
Touchstone 1-14	1.56250%	1.36720%	(39)	12/03	(34)
Waid #1	11.25000%	9.53130%	32,122	6/03	27,215
Walker #1-3	1.04100%	0.91090%	(2,418)	6/04	(2,116)
Whitfield 1-34	12.50000%	10.15630%	(807)	6/04	(656)
Young 1-3	41.42280%	31.98770%	3458	6/04	2,670

					131,038

Wynn-Crosby 2002, Ltd.
LeJenue #1	5.09870%	3.39960%	1,290	6/04	860
Blackburn #3T	14.04264%	12.00100%	315	6/04	269
Blackburn #3C	14.04264%	12.00100%	(117)	6/04	(100)
Blackburn #4	21.06395%	18.00150%	(10,469)	6/04	(8,947)
Blackburn #5	14.92030%	12.75110%	(576)	6/04	(492)

					(8,410)

Wildcard Oil & Gas Company
Bartlett & Bailey #1	2.18580%	1.81420%	442	6/04	367
Bartlett & Bailey #2	2.18580%	1.81420%	392	6/04	325
Bartlett & Bailey #3	2.18580%	1.81420%	1,319	6/04	1,095

Schedule 7.19 - 8

Bartlett & Bailey #4	2.18580%	1.81420%	2,457	6/04	2,039
E. Texas Gas System PL Imbalance	4.440000%	4.440000%	265	6/04	265
Golden Gas Unit #2, 805545	0.17250%	0.14420%	(407)	6/04	(340)
Golden Gas Unit #1, 957595	0.17250%	0.14420%	(295)	6/04	(247)
James Gas Unit 1, 805069	0.22810%	0.19960%	386	6/04	338
James Gas Unit 4, 706357	0.47640%	0.41530%	(284)	6/04	(248)

					3,595

Combined Total					787,946

(1)
Field imbalance due from Shell.

(2)
Imbalance is disputed, well ceased production in 1992, well acquired in 1996 w/ (1028) gas imbalance. Received revised imbalance in May 2004.

(3)
Dispute balance Statement has obvious errors

(4)
Per Jack Roach, Wynn-Crosby 1998, Ltd did not assume this imbalance. No GBA.

(5)
Oneok measurement problem. Wynn-Crosby 200, Ltd. estimates this volume by comparing field estimates to Oneok statements. Oneok has not sent Wynn-Crosby any statement claiming they are owed this gas.

(6)
Wynn-Crosby 2002, Ltd. acquired 70% of this property from Neward along with Neward's imbalance Conoco has not made adjustments to allocate 70% of Neward's imbalance.

Schedule 7.19 - 9

SCHEDULE 7.20
MARKETING CONTRACTS

None.

Schedule 7.20-1

SCHEDULE 7.21
SWAP AGREEMENTS

Commodity Hedges as of November 18, 2004

Trade Type	Quantity	Trade Date	Basis	Period	Floor Price	Ceiling Price	Swap Price	Counterparty
WC oil swaps	5,000 bbl/month	11/18/2004	NYMEX WTI	Jan-Mar 05			$32.31 avg.	Cinergy/Coral
WC gas swaps	148,000 mmtu/mo avg		NYMEX gas	Jan-Jun 05	na	na	$4.08 avg.	Cinergy/Coral
WC gas collar	400,000 mmbtu/mo	10/21/2004	NYMEX gas	cal 05	$6.35	$10.05		Paribas
WC oil collar	5,000 bbl/mo	11/18/2004	NYMEX WTI	cal 05	38.00	$51.40		Paribas
HAWK gas collar	90,000 mmbtu/mo	9/14/2004	NYMEX gas	cal 05	$5.50	$7.59		Paribas
HAWK gas collar	45,000 mmbtu/mo	8/26/2004	NYMEX gas	cal 05	$5.00	$7.82		B of A
HAWK gas collar	35,000 mmbtu/mo	10/29/2004	NYMEX gas	cal 05	$7.00	$8.75		B of A
WC gas collar	170,000 mmbtu/mo	11/18/2004	NYMEX gas	Jul-Dec 05	$6.00	$7.68		Paribas
WC oil collar	27,000 bbl/mo	10/21/2004	NYMEX WTI	cal 05	$43.00	$57.00		Paribas
HAWK oil collar	9,000 bbl/mo	10/29/2004	NYMEX WTI	cal 05	$43.00	$52.30		B of A
WC oil collar	27,000 bbl/mo	10/21/2004	NYMEX WTI	cal 06	$40.00	$49.30		Paribas
HAWK gas collar	150,000 mmbtu/mo	10/29/2004	NYMEX gas	cal 06	$6.00	$8.26		B of A
WC gas collar	400,000 mmbtu/mo	10/21/2004	NYMEX gas	cal 06	$5.50	$9.54		Paribas
HAWK oil collar	7,000 bbl/mo	10/29/2004	NYMEX WTI	cal 06	$40.00	$47.30		B of A
HAWK gas swap	100,000 mmbtu/mo	11/9/2004	NYMEX gas	cal 07			$6.06	B of A
HAWK oil collar	6,000 bbl/mo	11/5/2004	NYMEX WTI	cal 07	$36.00	$45.75		B of A
WC gas collar	240,000 mmbtu/mo	11/18/2004	NYMEX gas	cal 07	$5.30	$7.12		Paribas
WC oil collar	14,000 bbl/mo	11/18/2004	NYMEX WTI	cal 07	$35.00	$43.20		Paribas
HAWK oil collar	5,000 bbl/month	11/5/2004	NYMEX WTI	cal 08	$34.00	$45.30		B of A
WC gas collar	210,000 mmbtu/mo	11/18/2004	NYMEX gas	cal 08	$5.00	$6.45		Paribas
WC oil swap	12,000 bbl/mo	11/18/2004	NYMEX WTI	cal 08			$38.10	Paribas
HAWK gas collar	90,000 mmbtu/mo	11/5/2004	NYMEX gas	cal 08	$5.15	$6.71		B of A

Schedule 7.21-1

Petrohawk Energy Corporation
Commodities Trade Summary

Banc of America

Trade Date	Start Date	End Date	MMBTU	Price	MTM for 09.30.04	Current Month Change	MTM for 10.29.04
Natural Gas
08.26.04	12.23.04	11.28.05	547,500	$7.83	(252,765)	(193,305)	(446,070)
08.26.04	12.23.04	11.28.05	547,500	$5.00	51,036	(32,851)	18,185

					(201,729)	(226,156)	(427,885)

BNP Paribas

Natural Gas
09.14.01	01.04.05	12.05.05	1,095,000	$7.59	(586,665)	(429,106)	(1,015,771)
09.14.01	01.04.05	12.05.05	1,095,000	$5.50	195,898	(121,185)	74,713

					(390,767)	(550,291)	(941,058)

					(592,496)	(776,447)	(1,368,943)

Schedule 7.21 - 1

SCHEDULE 9.05
INVESTMENTS

None.

Schedule 9.05 - 1

QuickLinks

  Exhibit 10.1
SENIOR REVOLVING CREDIT AGREEMENT
TABLE OF CONTENTS
ANNEXES, EXHIBITS AND SCHEDULES
ARTICLE I Definitions and Accounting Matters
ARTICLE II The Credits
ARTICLE III Payments of Principal and Interest; Prepayments; Fees
ARTICLE IV Payments; Pro Rata Treatment; Sharing of Set-offs
ARTICLE V Increased Costs; Break Funding Payments; Taxes; Illegality
ARTICLE VI Conditions Precedent
ARTICLE VII Representations and Warranties
ARTICLE VIII Affirmative Covenants
ARTICLE IX Negative Covenants
ARTICLE X Events of Default; Remedies
ARTICLE XI The Agents
ARTICLE XII Miscellaneous
ANNEX I LIST OF MAXIMUM CREDIT AMOUNTS
EXHIBIT A FORM OF NOTE
EXHIBIT B FORM OF BORROWING REQUEST
EXHIBIT C FORM OF INTEREST ELECTION REQUEST
EXHIBIT D FORM OF COMPLIANCE CERTIFICATE
EXHIBIT E-1 FORM OF LEGAL OPINION OF HINKLE ELKOURI LAW FIRM L.L.C.
EXHIBIT E-2 FORM OF LEGAL OPINION OF LOCAL COUNSEL
EXHIBIT F-1 SECURITY INSTRUMENTS
EXHIBIT F-2 FORM OF GUARANTY AND COLLATERAL AGREEMENT
EXHIBIT G FORM OF ASSIGNMENT AND ASSUMPTION
  ANNEX 1
PETROHAWK ENERGY CORPORATION SENIOR REVOLVING CREDIT AGREEMENT STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
SCHEDULE 7.05 LITIGATION
SCHEDULE 7.15 SUBSIDIARIES AND PARTNERSHIPS; UNRESTRICTED SUBSIDIARIES
SCHEDULE 7.19 GAS IMBALANCES
SCHEDULE 7.20 MARKETING CONTRACTS
SCHEDULE 9.05 INVESTMENTS